UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                               Filed at
                       Washington D. C.  20549

                              FORM 10-SB



             General Form For Registration of Securities
            of Small Business Issuers Under Section 12 (b)
               or 12 (g) of the Securities Act of 1934




                     TENSLEEP TECHNOLOGIES, INC.
            (Name of Small Business Issuer in its charter)


           COLORADO                                       33-0789960
(state or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

         2201 N. LAMAR BLVD., SUITE 205, AUSTIN, TEXAS 78705
          (Address of Principal Executive offices, Zip Code)

                            (512) 236-1840
           (Issuer's Telephone Number, including area code)


     Securities to be registered under Section 12(b) of the Act:


Title of Each Class                         Name of Each Exchange on Which
to be so Registered                         Each Class is to be Registered

     None

     None


     Securities to be registered under Section 12(g) of the Act:

                             Common Stock
                           (Title of Class)

                           Class B Warrants
                           (Title of Class)

ITEM 1.   DESCRIPTION OF BUSINESS.

GENERAL

     The Company is an Internet and Communication technology development company based in Austin, Texas. It is in the development stage and is engaged in the development and sale of integrated circuits, and systems addressing Internet and Communications markets. The Company is marketing several facsimile modems and a facsimile controller (the "fax modem/controller"). A facsimile controller is a combination of fax modem and micro controller fabricated in a single integrated circuit that controls the functions of a facsimile machine. The fax modem/controllers are integrated circuits fabricated by Samsung Electronics Co., Ltd. ("Samsung"). The Company has two Internet-based products in the development stage (the CyberServerTM and CyberCommunicatorTM). The Company has no sales of the fax modem/controllers or any other products as of the date of this document.

     The Company was founded in October 1997, in the State of Colorado, under the name Tensleep Design, Inc. In April 1999 it changed its name to Tensleep Technologies, Inc. (the "Company"), and formed a wholly owned subsidiary using the name of Tensleep Design, Inc. ("Tensleep" refers to this subsidiary).

     The Company recently reorganized itself into two segments conducting business through subsidiary corporations. The Tensleep segment is divided into two divisions. One division designs, develops, markets, and sells integrated circuits, e.g., fax modems and controllers, to original equipment manufacturers. The second division will design, develop, market and sell communication products to original equipment manufacturers through a network of independent sales representatives. The second segment's business will be conducted in a subsidiary corporation. This subsidiary will be formed to distribute consumer communications products designed and manufactured by the Company or other manufacturers. These consumers' communications products will be distributed to consumers via the Internet and retail outlets through a network of independent sales representatives. This network is separate from that of the Tensleep segment.

     The Company to enhance its business is seeking strategic relationships with companies that design, market and sell consumer Internet and communications products and use products and/or technology similar to the Company's. In addition, the Company will seek to acquire new technologies in exchange for shares of its common stock. The Company plans to use advertising, word of mouth, press releases and business contacts to find technologies and businesses.

GLOSSARY

     The following definitions are provided for a better understanding of this document's content.

     An "algorithm" is a defined procedure for solving a problem or doing an operation.

     An "AFE" or "Analog Front End" is a collection of circuits that converts analog signals to digital numbers and vice versa.

     A "cell" is a simple logic circuit that does a specific logic function such as an "AND," an "OR" or the storage of one bit of data.

     A "DSC" or "Digital Signal Controller" is a specialized DSP that encompasses all program memory, data memory, and computer functions within a single chip.

     A "DSP" or "Digital Signal Processor" is a specialized microcomputer designed for more efficient processing of arithmetic operations such as addition and multiplication.

     A "digital signal" is a signal, which varies in discrete jumps, and has a finite number of values between two bounds.

     An "integrated circuit" is a complete electronic circuit contained on a minute chip of silicon ("IC").

     A "megacell" is a collection of cells that compose a more complex logic function, e.g., addition, multiplication, or storage of data as a word.

     A "modem" is a device that translates digital pulses into analog signals for telephone transmission, and analog signals from the telephone into digital pulses.

     A "MCU" or "micro controller unit" is an integrated circuit that contains a microprocessor and additional peripheral functions within the same chip.

     An "OEM" or "original equipment manufacturer" is a manufacturer who buys equipment from other suppliers and integrates that equipment into its products for resales.

HISTORY OF COMPANY AND COMPANY'S TECHNOLOGY

     The Company was established with the specific goal of developing and marketing DSPs targeted at the computer, communications and graphics markets. The Company originally licensed its technology from Sundance Design, Inc. (the "Licensor"), formerly Tensleep Design, Inc., a Texas corporation, incorporated in 1987. The technology acquired from the Licensor evolved to its current state from (1) generating digital signal designs for customers under contract with the Licensor, (2) through developing custom chips for customers of the Licensor, and (3) developing a DSP core library and products based on this collection of cells and megacells that compose a chip design ("library"). These design efforts yielded three distinct DSP core architectures, and three modem products.

     A key element in the early growth of the Company's technology was the successful development of long term strategic relationships with major international semiconductor manufacturers, such as Kawasaki and LG Semicon. These relationships gave the Licensor more than 6.0 million dollars to fund the design of leading edge communications technologies, and the Licensor retained rights to the technology for its own products.

     The Licensor pioneered and completed the design and development of products using a hardware technology that incorporates both analog and digital circuits "mixed-signal." The technology includes hardware, in the form of integrated circuits, and software. The integrated circuit products are integrated into one-IC that provides cost effectiveness. The one-IC designs can eliminate 30 to 40 other electrical components. This results in a cost savings of approximately $7.00 to $15.00 in the typical $100 modem card or box.

     The Company was incorporated by R Tucker & Associates, Inc. ("R Tucker"), and its principal shareholder, Ronald S. Tucker, is an officer, director, shareholder and promoter of the Company. R Tucker, a corporate financial consulting firm, and for many months had been negotiating with the Licensor to acquire its technology or to participate in its capital reorganization.

     In October 1997 Mr. Tucker received authorization, from the Licensor, to name a new Colorado corporation "Tensleep Design, Inc." In December 1997 the Company acquired a nonexclusive perpetual license to the technology and modem products develop by the Licensor (the "Technology"). Then in January 1998, the Company entered a definitive agreement to acquire all the ownership rights to the Technology and other assets in exchange for 300,000 shares of the Company's common stock. Although the Company acquired the Technology from Licensor, the Licensor has granted nonexclusive rights to the Technology to others. The Licensor was founded by Dennis Kaliher, who was the president, chief executive officer, director and majority shareholder.

     The Licensor, from 1987 to 1997, developed the following Technology and three products:

     Technology
          A/DSC321 Digital Signal Controller
          A/DSC421 Dual Processor Controller
          A/DSC521 Dual Processor Controller
          V.29/V.17 Fax Modem software
          V.32/V.32bis Data Modem software
          Z80-compatible 8-bit Micro controller

     Products
          T2901 Fax Modem
          T1701 Fax Modem
          T3217 Data/Fax Modem

     In 1996 the Licensor decided to develop and market its own products and stop providing engineering services to others; however, to accomplish this, it required funding. It entered an agreement with a Texas broker/dealer to do a "best efforts" underwriting and expended more than $200,000 in legal and accounting fees for that purpose. It filed a Form SB-2 with the Denver Office of the Securities and Exchange Commission, but the registration was never completed because of a lack of funds and loss of interest by the broker/dealer. The underwriting never took place. For more than one year the Licensor had no revenues and depleted its capital. The Company was unable to market its products, and was unable to raise capital to advance its business. The employees, save Mr. Kaliher, were transferred to Zilog, a semiconductor manufacture and unrelated third party, or found other employment. Since completing the development contracts with Kawasaki and LG Semicon in 1996, the Licensor had been exclusively engaged in attempting to obtaining funding to exploit its technology and products. About January 1, 1998, the Licensor stopped any further efforts to exploit the technology or raise funds.

     On June 18, 1998, the Company entered an agreement with LS Squared, Inc. ("LS2"), a California corporation, to acquire LS2's technology and equipment/software to support integrated circuit design. LS2 was an unrelated party, a California corporation. In exchange for the technology and equipment/software, valued at $100,000, the Company agreed to issue 100,000 shares of its common stock, valued at $100,000 or $1 per share. The shares were to be issued in the name of the sole shareholder of LS2, an unrelated party before and after the transaction. Corporate Finance Company, a Colorado corporation ("CFC"), an affiliate, to prevent the dilution of shareholder interests, agreed to and assigned 100,000 Class A Warrants for the benefit of the then sole owner of LS2, an unrelated party. After executing the assignment, CFC exercised the 100,000 warrants on behalf of the sole owner of LS2 and directed the 100,000 shares be issued directly to LS2's owner, or his designee. The Company, pursuant to the exercise of the warrants and in satisfaction of its agreement with LS2, issued 100,000 shares to LS2's owner. The Company received the title to LS2's hardware/software and technology valued at $100,000. This consideration represented the exercise price of 100,000 warrants, $0.40 per warrant for an aggregate of $40,000, and a contribution to capital, $60,000, with a total aggregate value of $100,000. CFC was not issued any shares of the Company's common stock pursuant to this transaction. Nor did it receive any consideration from any other party. Mr. Tucker, to protect the software licenses the Company acquired from LS2 and to enable the Company to use the trade name of LS2, after this transaction, purchased all the issued and outstanding common stock of LS2 for $100. LS2 was a shell corporation, it had no assets or liabilities and was winding up its business. It had been in the business of providing custom integrated circuit design services for various international semiconductor manufacturers. The transaction was prompted by significant health problems of LS2's sole owner and president, an unrelated person.

     Besides the technology, the Company acquired design workstations and software design tools purchased by LS2 for approximately $1,800,000 (per paid invoices) and were carried on its books at approximately $120,000 at the time acquired.

     The Company on March 1, 1999, acquired the rights to distribute
Samsung's standalone fax modem products in the United States and Japan on a nonexclusive basis. The Company can put its name on these products and its own part number and will be responsible for all product support. The distribution rights are for a term of one year with four automatic renewals of one year. The fax modem products covered include the following:

          T2903               9600bps FAX Modem with Caller Identification
          T1703               14400 bps FAX Modem with Caller Identification
          T2930               9600 bps FAX Modem Super 1- Chip (Modem + MPU)
                              (MPU stands for Micro Processor Unit and is used as the control device for microcomputers, household appliances, business machines, etc.).

     The T2930, T1703, and T2903 have the same pin placements for inserting in a circuit board, or footprint, as the Rockwell Semiconductor fax modem chips, which controls an estimated 70% of the fax modem market. Having the same footprint means that the facsimile machine manufactures could substitute the Samsung fax modem chip for the Rockwell chip without any board changes. The next generation fax modem chip can be used in the same circuit boards now in use, while Rockwell's will require circuit board revision. The Company believes that many manufacturers would prefer not to redesign their board because of the cost to do so. The Company believes that this gives it a unique window of opportunity. These fax modem products were developed by Samsung and are not based on the Company's technology.

TECHNOLOGY AND PRODUCTS

     The Company's products are designed to incorporate and use its technology. Effective use of the technology depends on both hardware and software. The hardware typically consists of three devices. One device is used to convert analog signals to digital numbers ("Analog-to-Digital" or "A/D"). The second device is used to convert digital numbers to analog signals ("Digital-to-Analog" or "D/A") and the third device is Digital Signal Processor. The software consists of algorithms that emulate transmitting and receiving signals, analog or digital, for fax, data, voice and speech processing and wireless communications.

     The Company's Digital Signal Controllers are designed to be used as engines for an application-specific digital signal processor. These integrated circuits enable a device to accept an analog signal, convert the signal, execute one or more algorithms on that signal, and store or output the result ("signal processing"). The Company's DSCs provide low power consumption and high-speed data transmission. The DSCs are true systems-on-a-chip solutions for many problems. Three different versions of the DSC have been designed: (1) the A/DSC321, which has been used to implement a 14,400 bps fax modem; (2) the A/DSC421, which combines a DSP, an AFE, and a microprocessor with an 8-bit wide data path ("8-bit microprocessor") on one chip; and (4) the A/DSC521, which is a smaller, faster version of the A/DSC421 in a smaller fabrication process.

     LS2 developed a variety of designs resulting in a design library that complements the DSC systems-on-a chip. The library includes nonvolatile and volatile memories, phase-locked loop circuits, and micro controllers. These designs will aid the Company's in designing and producing a variety of future integrated circuits quickly and economically.

TECHNOLOGY - DIGITAL SIGNAL CONTROLLERS

A/DSC321
MIXED SIGNAL DSP AND ANALOG FRONT END.

     The A/DSC321 is a highly integrated single-chip device that contains a technique for converting an analog signal to a digital signal. This design is ideally suited to telecommunications applications such as high-speed facsimile machines and medium-speed imbedded modems, voice applications such as voice processing for digital answering machines, and other applications where space, performance, and low power are key requirements. It provides capability equivalent to competitive products that require two to three chips.

     The design is set up in a 1.25 micron process and has become too costly to produce competitively. In order for this product to become competitive it must be redirected into the newer 0.5 and 0.35 micron fabrication processes. The Company believes newer processes will reduce the cost too less than 25% of the present cost. The Company does not plan to redirect fabrication process of this technology within the next 12 months.

A/DSC421
DUAL PROCESSOR WITH ANALOG FRONT END

     The A/DSC421 is a highly integrated single-chip device, similar to and compatible with the A/DSC321. This technology includes on-chip interfaces for direct connection to other devices. This is a versatile chip, and can address a large variety of applications in the data and telecommunications markets, navigation and surveying markets, motor control markets, and embedded system markets. The A/DSC421 has been programmed as a 14,400 bps PC data modem providing several functions within a single chip. Competing products with similar functions require three or more chips.

     The technology is implemented using Kawasaki's 1.0 micron process and must be directed into a newer 0.5 micron process to enhance its marketability. The Company is now identifying and evaluating unrelated fabricating companies to negotiate the fabrication of this product. The Company believes that it will identify the fabricator and commence negotiating with that company within the next twelve months.

A/DSC521
DUAL PROCESSOR WITH ANALOG FRONT END

     The A/DSC521 is virtually identical to the A/DSC421 but has a faster clock speed for both the DSP module and the microprocessor. The higher clock speeds expand the types of application in which the chip can be used. The A/DSC521 technology has been successfully fabricated into engineering samples. This proves the hardware design. To bring this product to market, the Company is required to find a fabricator to produce the chip. The Company has not contacted a fabricator at this date, but an effort will be made within the next twelve months. This technology is incorporated into products designed for specific applications, like the CyberServer.

     The A/DSCx21 technology can be applied to many applications. The technology fits where the solution requires digital signal and data processing. Initially, the Company's sales efforts will be concentrating fax modem/controllers. All the Company's integrated circuit products are based upon the same hardware technology. The difference between the developed but unsold products is the type of software used in the product.

     Besides using the technology for the Company's own products, the DSP designs will be licensed to companies that need to embed a DSP in their application to make their products more competitive. The architecture is ideal for embedded applications because it is compact, fast and economical.

ENGINEERING DESIGN SERVICES

     The Company plans to solicit design contracts in its LS2 division. The Company believes that it can increase the depth and breadth of its intellectual property by maintaining the right to use, market and sell the technology developed for others, and it also believes it can augment its income with fees charged for design services.

     The Company promotes its design service business by maintaining a web-site at LS2.com and through its independent representatives. In addition, the Company continues to solicit business from the Licensor's and LS2's past customers.

     The design services are supported by more than 10 workstations. They are compatible to those sold by Sun Microsystems and they run a suite of design and layout tools, supported by logic synthesis, circuit analysis and timing analysis software.

     To support its design activity, the Company has a large library of integrated circuit designs, ranging from simple logic circuits to complex digital signal processors and microprocessors. Many elements of the library have value in themselves and can be marketed to other companies engaged in the design of integrated circuits or used in designs contracted with the Company.

     The Company, based on information given by Forward Concepts, believes that because of increased complexity of today's integrated circuits, and increased time-to-market pressure, more companies are purchasing designed technology rather than developing them, especially when they lack expertise. These purchases range from outright sales and licensing to contracts for complete chip design, layout and test.

     At this time the Company has no design or layout service contracts.

PATENTS AND PROPRIETARY RIGHTS.

     The Licensor seeks to protect and maintain its intellectual property, including its inventions, trade secrets and technical knowledge. The Company, when appropriate, plans to file patent applications for key designs, innovations and inventions that it believes are most relevant to its product line and most valuable as cost and technological advantages. The Company prevents the loss of valuable proprietary information, such as trade secrets and technical knowledge, through non disclosure agreements and the strict enforcement of its license agreements.

     The Company requires employees, consultants, and independent contractors to execute confidentiality and invention/copyright assignment agreements before engaging in any service to the Company. The Company requires other companies, when engaged in sensitive discussions involving the Company's proprietary technologies, to execute non disclosure agreements. These agreements are intended to protect the Company's trade secrets, technical knowledge, and patents and copyrights by restricting disclosure of this information. No assurance can be made, however, that such contracts will give the Company adequate protection if such agreements are breached through the unauthorized disclosure or use of such intellectual property.

     The Company has unlimited rights to all its products and technology developed with Kawasaki Steel Corporation and LG Semicon.

MARKETS AND PRODUCTS

     Once confined for use by the military for radar and sonar processing, Digital Signal Processing technology is now being implemented in a variety of applications. The applications include modems, cellular telephones, compact disc and digital stereo systems, hard and optical disk drives, and video games. The DSP market is expected to show phenomenal growth; the Average Annual Growth Rate (AAGR) for the total market is projected to be about 31.8% from 1997 through 2002.

                         Worldwide DSP Market
                             ($ millions)

Device Type         1997     1998     1999   2000    2001     2002    CAGR
                    (act)    (est)    (est)  (est)   (est)    (est)

Programmable DSPs   $3,215   $3,858   $5,093  $7,028  $9,698  $13,384  33.0%

FASICs              $4,600   $5,980   $7,834 $10,341 $13,753  $18,292  31.8%

Building Blocks        $86      $87      $89     $97    $117     $155  12.5%

MPUs/MCUs             $189     $189     $226    $256    $288     $362  13.9%

Total DSP IC market $8,090  $10,114  $13,241 $17,725 $23,857  $32,192  31.8%

Source: Forward Concepts, DSP Strategies 2002, August 1998.

     Programmable (general purpose) DSPs constitute the best-known segment of the DSP chip market. They are un programmed devices sold to OEMs that design their own programs. FASICs are Functional and Algorithm Specific Integrated Circuits programmed by the IC manufacturer to address specific applications such as modems. This is the market that the Company's developed integrated circuit products address.

     FORWARD CONCEPTS has indicated that modems represent the largest single dollar market for DSP chips and are projected to dominate DSP market sales through 2002. Worldwide sales of modems are expected to increase from 77.5 million units in 1997 to 124.5 million units in 2002, for an average annual growth rate of 9.9 percent (by FORWARD CONCEPTS). Today, modems are incorporated into personal computers, telephones, and office automation equipment. Several industrial applications use a DSP where the DSP is embedded in a single chip with additional specialized circuits to perform functions besides the modem function ("industrial embedded applications").

     The Company is a development stage and at the current time has no revenues from the markets discussed below.

PRODUCT - FAST RESPONSE MODEM/CONTROLLER

     The Company's Fast Response Modem/Controller is a highly integrated single-chip device. It is specifically designed for use in embedded applications where space, and performance and low power are key requirements. It is ideally suited for applications coupling communications with machine control. It contains both a modem and micro controller. They give this product a capability to control the machine functions directly. It could be the only integrated circuit required in many applications.

     This controller can be connected to most electronic or electro-mechanical devices, such as vending machines, ATMs, power line monitors and other devices that require low-cost communication and control. Embedded programs include software that enables communications over both the dial-up network and the Internet. Other software provides an operating system that enables the integration of embedded programs and customer-provided machine control programs.

     The Company does not have a fabricator for its fast response modem/controller and does not plan or expect to market this developed product within the next twelve months.

MARKET - QUICK RESPONSE INTERNET MODEM/CONTROLLER

     Dataquest, an independent and unrelated computer market information publisher, estimates that the information appliance or thin server market will exceed $17 billion by 2002 and represent an estimated 13.5 million units sold annually. The thin server market has seven segments that include the following: Enterprise, Departmental, Workgroup, Industrial, Small office, Device, and Consumer/Home. A Merrill Lynch research report projects that Internet appliances will exceed the personal computer in sales and revenues by 2005. Merrill Lynch says that the next wave of demand will be for information and real-time data access and the next product categories will be appliances. Appliances have been defined as specialized, single, or limited function devices that are inexpensive and intuitive.

     The Company's Internet controller is to be marketed in the Industrial and Device market segments. Future sales will be driven by the universal need for information and the desire to control machines and other devices that were not previously controlled by a computer. The Company's internet controller is currently under development and has no revenues or sales.

                    Industrial Thin Server Market

                 1997    1998     1999     2000     2001      2002
                 (act)   (est)    (est)    (est)    (est)     (est)
Measurement ($M) $750    $800     $900     $1,100   $1,250    $1,400

Automation ($M)  $550    $600     $700     $700     $1,350    $1,800

Revenue ($B)     $1.3    $1.4     $1.6     $1.82    $2.6      $3.2

Source: Dataquest, Interpreted by Tensleep Technology, Inc.

     Possible applications include, but are not limited to, Gasoline Pumps, Security Systems, Automated Teller Machines, Oil Well Monitoring Stations, Credit card verification, and Electric meter reading. Of these, the credit card verification segment is the largest. Besides these applications, the Company, based on information from Forward Concepts, believes in a growing desire to collect data via a modem from vending machines, arcade machines and other machines dispensing products and/or services.

PRODUCTS - QUICK RESPONSE INTERNET MODEM/CONTROLLER (CYBERSERVER)


     The Company's first Internet-based product is an Internet controller
(the "CyberServer"). The CyberServer is a modular unit consisting, in part, of integrated circuits acting as a server and providing an interface between appliances and devices and the Internet. CyberServer is to be a series of products which the industry describes as thin Internet servers. This industry definition also includes the CyberCommunicator.

     The CyberServer is designed to provide efficient and to cost effective links between people and devices or appliances via the Internet to monitor data in real-time. The Internet is a viable cost alternative to the telephone network.

     The CyberServer allows an OEM to connect its equipment to the Internet or a Corporate Internet. The equipment can then transmit or receive data to or from a server over a telephone line. Typical equipment includes but is not limited to electric meters, vending machines, monitors of traffic, security devices, factory production machinery, etc. The CyberServer will use the Company's integrated circuit technology that combines both the modem and modem controller functions and the Internet protocol and appliance control/functions. Each integrated circuit product has a digital signal processor, a microprocessor and an analog front end.

     The integrated circuit product also has a resident Z80-compatible microprocessor and an associated set of peripherals. The CyberServer can be connected to the Ethernet or the Internet.

     The Company has no sales of this product, but is planing to enter the market with a component module thin internet server by June 2000. The Company cannot sell the CyberServer until the Company has completed the development of the first CyberServer and arrange to have it manufactured by a third party.

MARKET - INTERNET COMMUNICATOR

     The Internet is emerging as the communications media of choice, from a variety available, especially for data communications. It is cheap, and cost insensitive to either distance or duration.

     Many solutions have been proposed. These include the personal computer-oriented group ("PC Group")and the television-oriented group ("TV groups"). The PC Group's solution involves the personal computer and the TV Group's solution is based on using a "set-top box" that connects the TV to the cable system.

     The Company's view is that neither solution is optimum. Both burden the Internet capability with excess hardware and cost and neither specifically focuses on the communication aspects as a solution. The PC is a general usage, computation solution. The TV is an entertainment solution. When either is being used in its primary function, it is unavailable for any other function.

     The Company proposes a communications-oriented solution. The sole function of its Internet communicator is to serve as a communication device.

     The Internet communicator's selling points will be its low cost and easy installation and using it is simple.

     This product is under concept development and development is not expected to be complete until mid 2001, if at all.

PRODUCTS - INTERNET COMMUNICATOR (CYBERCOMMUNICATOR)

     The Company's second Internet product is to be a family of Internet communicators that are a combination of a traditional telephone and e-mail sending and receiving devices (the "CyberCommunicator"). The
CyberCommunicator is a consumer communications product, and falls within the definition of a thin internet server.

     The CyberCommunicator, under design, enables a non computer-literate person to use a single device that allows the user to browse the Internet, send and receive e-mail and make regular telephone calls. The
CyberCommunicator comes from the factory with all required software installed. The use of the product requires no computer knowledge. Two of the CyberCommunicator's components will be a CyberServer and an Intel microprocessor.

     The basic CyberCommunicator design includes a color monitor, computer motherboard, which may be included in the monitor, and keyboard, which may be wireless or attached by a cable. With these minimal features, the user can take advantage of all that is available on the Internet.

     The Company's CyberCommunicator will be marketed through multiple distribution channels. The individual consumer may purchase the units from retail electronic outlets, or a Company web-store, to be established, on the Internet. Units will also be distributed to organizations providing access to the Internet ("Internet Service Provider's or "ISP"s). They can then lease, rent or sell the units to their customers. However, the Company has conducted no market study or survey to learn the ISPs' interest.

     The Company has no sales of this product and cannot until development is completed and a manufacturer selected. The earliest will be late 2000.

MARKET - FACSIMILE MODEMS

     An attractive sub-market of the modem segment is the facsimile modem market. The unit volume of these modems is growing but the price is expected to decline, as the following tables illustrate:

                        Facsimile Modem Market

                      1997   1998   1999   2000   2001   2002  CAGR
Sub-Market            (act)  (est)  (est)  (est)  (est)  (est)
Revenue ($ millions)  $155   $152   $150   $148   $146   $144  -1.4%

Units (in millions)    14.1   14.9   15.8   16.7   17.7   18.8   6%

Source: Forward Concepts, DSP Strategies 2002, August 1998.

     The facsimile modem markets in 1997 reached 14.1 million modems. The Company will address this market with its fax modem/controllers. Customers in three segments are targeted:

          1) Manufacturers of facsimile machines for sale to end users, such as Xerox, Jetfax, Omnifax, and Hewlett Packard.

          2) Manufacturers of a machine that provides for the collection, storage and retransmission of facsimile messages to and from many customers served over many telephone lines ("facsimile server"s) for network application solutions, such as Brooktrout, Access, and Dialogic.

          3) Manufacturers of products that connect a computer to a telephone line.

     There are approximately 35 manufacturers of fax machines worldwide with the majority concentrated in Japan. At present Rockwell Semiconductor (now "Coexant") has approximately 70% of this market. The Company has entered sales representative agreements with three independent groups. One group is in Japan and the others in the United States. The sales representatives are currently calling on potential customers to sell the Samsung fax modem/controllers.

PRODUCTS - HIGH-SPEED FACSIMILE MODEM

     The main elements in a typical facsimile (fax) machine consists of a controller, a modem, a page scanner and a printer. The fax modem has evolved from a low-speed (2400 bps) to today's standard of 14,400 bps. A new standard for 28,800 bps fax transmissions was released in 1998.

     The Company has a design for a 14,400 bps Fax Modem, but expects the newer 28,800 bps fax modems will become the next generation. The new 28,800 fax modem standard is currently under development by Samsung and is expected to be available by the end of 1999. The new chip will make use the existing design but will include a larger program memory and will be designed for a smaller process for reduced cost. The new chip will be fabricated by Samsung. Some competitors have already completed the development of the new 28,800 standard, but the new standard product has not been widely accepted by the fax machine manufacturers.

     The Company is marketing the facsimile modems and controller, but to date has no sales.

MARKET - MEDIUM-SPEED MODEMS

     This market has garnered little interest in the consultant community because it is difficult to quantify. However, only two companies are addressing the market, Rockwell Semiconductor and TDK Semiconductor. Revenues and volume are expected to decline through 2002 with the price per unit holding steady at $5 per unit.

                      Medium-Speed Modems

                   1997   1998    1999   2000   2001    2002
                   (act)  (est)   (est)  (est)  (est)   (est)

Units (millions)   9      8       7      6      5       4

Sales ($M)         $45    $40     $35    $30    $25     $20

Source: Forward Concepts, DSP Strategies 2002, August 1998.

PRODUCTS - MEDIUM-SPEED MODEMS

     Medium-speed modems are found in products where movement of encoded information by electric transmission ("data communication") is key, but not visible. Such products include ATMs, gasoline pumps, credit card verification machines, etc. The total data sent is small and the data rates are slower. These products due not require an analog front end. Each of these applications has a micro controller and a modem; the Company's technology is ideally suited to combining these functions into an economical solution.

     The Company is not marketing this product because it does not have a fabricator to make its medium-speed modem. The Company does not plan find a fabricator within the next twelve months.

SALES AND DISTRIBUTION

     The Company uses independent manufacturers' representatives to distribute its fax modem/controller products. The manufacturer's representatives are selected based on Mr. Kaliher's previous relationships with these sales organizations. Now, we have three representatives: one in California, one in Illinois and one in Japan. The Company believes that these few reps cover the bulk of the fax modem customer base, however, additional reps will be added as funds permit and it is determined to be necessary.

     For the facsimile market, the Company will use management's relationships with overseas distributors and fax manufacturers to penetrate the volume customers in Japan and other Pacific Rim countries. The Company intends to establish relationships with U.S. manufacturers who are currently using a chipset provided by competitors. The Company believes that the lower costs, smaller space requirements and design flexibility of its Samsung fax modem/controllers will be strong selling points. Jetfax in the U.S. and Ricoh in Japan are among the companies targeted as potential customers.

     The basic Company product is a combination of technology and service. All products need programs that are permanently stored in read only memory ("firmware") to execute any useful function. Applications' support to help the customer define its problem will be provided initially by headquarters staff; when volume dictates the establishment of remote sales or design offices, the Company will staff these offices with applications and quality control engineers. Custom product sales will be supported with direct sales staff strategically in the U.S.

     To sell and distribute consumer products the Company will use Internet Sales and a network of independent manufacturers' representatives that service retail outlets.

COMPETITION

     The Internet Appliance is a shift to Internet computing where specialized devices are connected by the Internet and supported by a sophisticated infrastructure. The Company believes, based on reports by Merrill Lynch, that Internet appliances will be the next waves of demand for information and real-time data access, and three existing vendor groups will compete for the appliance market: computer makers, consumer appliance companies, and mobile telecom vendors. Merrill Lynch further states that market sizes will be limited due to specific applications and not general purpose usage, resulting in many successful companies and no dominant one.

     The Company faces substantial competition from international and national competitors, many of which are well established and have greater marketing, financial and other resources than the Company. Furthermore, the Licensor has granted the following rights to principal strategic partners:

     (i) Kawasaki owns technology developed by the Company and has the express right to sub license, manufacture and sell the technology;

     (ii) LG Semicon has an unrestricted license to use certain intellectual property that is jointly developed by the Company and LG Semicon; and

     (iii) Zilog has the right to sell, modify, manufacture and establish certain products developed by the Company.

     In the event any of these companies perceive economic opportunities, they may elect to use such technology to manufacture products that may be competitive with the Company's products.

     Besides the potential competition from the licensees, the Company expects competition from (1) companies providing general purpose signal processors, such as Texas Instruments, programmed by the using companies or by third party suppliers; and (2) from semiconductor manufacturers of similar algorithm-specific ICs such as Rockwell International, TDK Semiconductor, and Philips. The Company's primary advantage is a higher degree of integration that results in fewer components, lower power requirements and less board space for the system or board developer (OEM). This translates directly into lower costs for the customer. The Company believes the cost savings, along with the Company's willingness and ability to add custom features, will provide a competitive edge over its competitors.

     The fax modem chip market is served by a complex integrated circuit design targeted for one application ("Application-Specific Standard Product" or "ASSP"), with Rockwell Semiconductor presently holding the commanding position with a 2-chip integrated circuit in a single package. The present unit price, to the largest Japanese customers, for the competitive product is between $7.00 and $11.00 but requires an additional $5.00 to $7.00 worth of parts not required with the Company's Samsung fax modem/controllers, which the Company currently markets. Rockwell's success in the Japanese market can be attributed early to market entry into the major customer base in Japan, and the inability of other modem/IC manufacturers to compete against Rockwell's technological lead-time advantage. However, economic conditions in Japan are causing a change in this market, and fax manufacturing is shifting from Japan to other Asian countries and to the U.S.

     The Company believes this market change gives it a window of opportunity to capture several fax machine manufacturers with the more highly integrated fax modem/controller it is currently selling. It is smaller, has fewer external components, and has less board area and power than Rockwell's products, resulting in a $5.00 to $7.00 cost savings over Rockwell.

     The competition for medium-speed modems comes from Rockwell and TDK using legacy products that have been in production for some time in older technologies. The Company believes it can capture a market share from this competition based on a competitive price, and strong customer support. The Company has a medium-speed modem developed, but is not currently selling this product. To sell the product, the Company must find a fabricator and enter an agreement to fabricated the product. The Company has not found and is not negotiating with another company for the fabrication of the product. Some Company's developed but not currently marketed products are highly integrated single-chip solutions incorporating both a modem and a micro controller which results in smaller board space, lower power consumption, and lower cost than the competition. The units lend themselves better to satisfying proprietary demands by allowing programming by the customer.

RAW MATERIALS

     The Company has no fabrication facilities to produce its integrated circuits. It must contract with unrelated parties with fabricating facilities to produce its integrated circuit products. The fabricators are responsible for purchasing the raw materials and management believes that the fabricators would have no problems finding required raw materials.

RESEARCH AND DEVELOPMENT

     The Company has accounted for the acquisition of the Technology and license from the Licensor, for $1,577,052, as a cost to the research and development account. In addition, the Company has not incurred direct costs to its research and development, but it incurred indirect costs and its management has spent uncompensated time in the initial design of its new products. However, no accounting has been made. Management estimates that if research and development time and expenses had been accounted for the cost would approximate $40,000.

EMPLOYEES

     As of May 1999, the Company had two full time employees and three part time employees, two in product development, engineering, and marketing, one in sales and marketing and two in finance and administration. The Company is currently negotiating with unrelated companies and individuals for consulting engineering, marketing, and other services. None of the Company's employees are represented by a labor union and the Company has never experienced a work stoppage. The Company considers its employee relations to be good.

ENVIRONMENTAL COMPLIANCE

     The Company does not anticipate any material expenditures to effect compliance with environmental laws.

GOVERNMENTAL REGULATION

     The business operations of the Company are not subject to any material governmental regulation. The Company's products are not subject to governmental approval.

INVESTMENT POLICIES

     It is not the Company policy to acquire assets primarily for possible capital gain or income. It is not the policy of the Company to invest in real estate, real estate mortgages, or securities of persons primarily engaged in real estate activities.

LICENSOR'S FINANCIAL DISCLOSURE

     The Company acquired the Licensor's technology and some of its equipment. The Company did not undertake any of the Licensor's liabilities and has not assumed any of Licensor's obligations.

     The Licensor ceased doing business in September 1997. For more than two years revenues were non existent. For more than one and one-half years several Licensor's officers and key personnel accrued their compensation and went unpaid.

     The Licensor's total liabilities as of December 31, 1997 were approximately $1,655,000. Approximately 21% of this amount is owed to the Licensor's bank, 34% is accrued but unpaid compensation to officers, directors and others, 16% is due to shareholders for shareholder loans, and 29% is owed to other creditors. The total number of creditors is approximately 50 and the Licensor has approximately 17 common stock and 12 preferred stock shareholders.

     The Licensor's bank was secured with a perfected security interest on certain equipment and software of the Licensor. In September of 1997 the bank, the Licensor in default, took possession of its collateral. In the middle part of 1998, the bank conducted a sale of its collateral. The bank, unable to satisfy its note from the sale of the collateral, sued in the Texas State Court to collect the deficient amount due on the note against the Licensor and Mr. Kaliher, a personal guarantor. Mr. Kaliher was the founder, president and chief executive officer and a director of the Licensor. The amount of the deficiency is believed to be principal in the amount of approximately $322,000, and accrued but unpaid interest, and legal fees. The bank has become an unsecured creditor to the extent of the deficiency. The Company is not a party to the suit nor subject to Licensor's obligation to the Bank.

     In late August 1997, Mr. Kaliher, at the insistence of the Licensor's chief financial officer ("CFO"), Mr. Richard Gravett, executed two promissory notes. Each note represented the accumulation of accrued but unpaid compensation for more than one and one-half years to Mr. Kaliher and Mr. Gravett. Each note contained a provision that "(t)he secured property includes" the "intellectual property" of the Licensor and "all proceeds from the utilization of such property." In spite of this provision, the note expressly neither grants a security interest in any property nor does it adequately define "intellectual property." The Licensor and the Company contend that no security interest was granted in any property because (1) the Licensor's board of directors never authorized the granting of a security interest to either Mr. Kaliher or Mr. Gravett; (2) no security interest was ever expressly granted in any specifically identified property of the Licensor; (3) the security interest, if granted, was never perfected; (4) any grant of a security interest for accrued but unpaid compensation would be a preference against other unsecured creditors and voidable; (5) a grant of a security interest, in such circumstance, would constitute a fraudulent conveyance for the purpose to defraud Licensor's creditors; and (6) the accrued but unpaid compensation of officers, directors and other persons after the company no longer could pay its debts should be disallowed or subordinated to all other creditors and preferred shareholders.

     The Company was informed by Mr. Gravett, after June 1998, that he claims a security interest in the Technology and that the transfer of the Technology requires his approval. To avoid any liability to Mr. Gravett or any other creditor, the Company is holding all securities issued to Licensor pursuant to the License and Purchase Agreement in escrow. The Company will deliver the securities pursuant to any agreement between the Claimant and Licensor, or pursuant to an order of a court exercising jurisdiction over this matter. The Company could place the shares with any court taking jurisdiction for determining to whom the shares are to be distributed.

     The Company's contention may be incorrect and a court may determine that the claimants had a valid security interest in the technology and award the claimants the technology rather than the stock held in escrow.

     The Licensor has considered filing for protection under the Bankruptcy Laws of the United States. It has withheld doing so under the belief that it could effect the same outcome without being subject to the administration and
expense of those proceedings.   However, without the cooperation of its bank
and Mr. Gravett, the Licensor may be required to look for help from the bankruptcy court. The Licensor's assets consist of 500,000 restricted shares of the Company's common stock issued for the License and 300,000 shares of unrestricted common stock issued pursuant to Regulation A Offering. It is Licensor's intent to evaluate each of the 50 creditors and the obligation due him/her or it. Each of the approximate 12 preferred and 17 common shareholders and developed a plan for distributing the Company's common stock issued to Licensor according to the Bankruptcy Code. However, this requires the approval, consent and/or acquiescence of all the creditors and shareholders. If the bank and Mr. Gravett and any other creditors or shareholders fail to approve, consent or acquiesce to the plan, the Licensor may be required to proceed with a state or federal debtor proceeding to avoid liability.

     If the Licensor commences bankruptcy or state debtor proceedings, the proceedings and/or distribution of the Company's securities may affect purchasers' of the Company's securities. Such effects may include, but not be limited to, causing problems with timing and voting on important issues of the Company. A trustee in bankruptcy or other person may disrupt the market for the Company's common stock, if and when developed, by liquidating the Licensor's shares of the Company's common stock.

ITEM 2.   MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.

OVERVIEW

     The Company was founded as fab-less semiconductor company, and was recently reorganized and restructured into an Internet and communications technologies development company.

     The Company acquired developed technology and products from the Licensor, but has no fabrication facilities to fabricate its products. In spite of having developed PC modem technology and products, the Company's PC modem does not meet today's 56k transmission speed standard for multimedia use. The hardware is sufficient but the software is not. The facsimile modem technology and products have a lower transmission speed standard than do the PC modems. The facsimile modem could be marketed and sold but the market has matured. The Company is without a fabricator for its own designed fax-modem chip.

     In the beginning of its first year of business the management assessed and evaluated the strengths and weaknesses of its technology, products and management to establish a set of objectives. Based on its evaluations, management established objectives as follows:

     1. Identify niche markets for its Technology and sale of its products.

     2.   Establish a capital structure to raise operating capital.

     3.   Identify other potential sources of revenue.

     The first objective has been met by identifying three markets upon which management believes it can build the Company's business. They are the thin internet server, internet communication, and facsimile modem markets. A "thin internet server" is a server that can process only a few requests from customers at a time, as opposed to regular servers that many have to accommodate thousands of simultaneous requests.

     The second objective has been met by initiating and concluding its Regulation D, Rule 504 private offering, its Regulation A Offering under the Securities Act of 1933, as amended, and filing Form 10 pursuant to the Securities Exchange Act of 1934, as amended. On becoming effective on registering as a Reporting Company, the Company intends to apply for listing on the OTC Bulletin Board.

     The third objective has been met by identifying four additional potential sources of revenues. These are the licensing of intellectual property, chip or integrated circuit design services, and web-store selling consumer communications products.

     The management, in late 1998, recognized the need to reorganize the organizational structure of the Company. They determined that the new organizational structure should be according to the markets in which the Company would be engaged. (See Item 1. Description of Business - General)

     The management has established its objectives for the next twelve months as follows:

     1. To initialize and sustain revenues from the thin internet server market, fax-modem market, design services, and licensing of intellectual property.

     2.   To establish the Company's design center and web-store.

     The implementation of the Company's general plan, for the next twelve months, requires additional personnel for the development of the CyberServer and upgrading of the Company's developed products. The Company currently has limited employees and financial resources. The Company will seek to engage one or more independent third party organizations to provide the quality and number of personnel and services required for the development of the CyberServer and to upgrade its other developed products. The development and upgrading services provided by these organizations will be supervised and directed by Mr. Kaliher. In addition, the Company will also seek strategic relationships with independent third party organizations to participate in the development and upgrading services. The Company, with limited financial resources, is seeking third party service providers willing to invest in the Company. The investment in services would be exchanged for shares of the Company's common stock and/or other non-cash consideration. Other non cash consideration could include licenses to use or sell the Company's intellectual property, or use its designing software and computers. Any shares issued in exchange for services will be pursuant to Section 4(2) of the Securities Act of 1933, as amended, and will be subject to Rule 144.

     The Company is currently negotiating with several independent third parties to provide all or part of its required development and upgrading services, but no agreement has been reached.

     The Company plans to obtain funds, to implement its operational plan, through the exercise of the Class A and Class B Warrants and the payment of all or part of two notes totaling $665,400.

RISKS

     The factors, which follow, make the Company's Plan of Operation for the next twelve months risky.

Access to Wafer Production Technology

     The Company, to produce and sell its developed products, is dependent upon developing a relationship with a semiconductor foundry or fabricator. At this time, the Company has no source of production for its own developed but un marketed products. The Samsung fax modem/controller chips, currently sold
by the Company are produced by Samsung, are an exception.   To produce its own
developed products, the Company will require significant funds to initialized production once a relationship with a fabricator is established. There is no guaranty, the Company can obtain sufficient funds, or even develop a relationship with a fabricator.

Dependence upon new product and production development

     The communications and Internet markets are characterized by rapid technological change, evolving industry standards, changes in customer needs and frequent new product introductions, and are therefore highly dependent upon timely product and production innovation. In particular, data communication products are subject to continuous changes in the fabrication process. Each change in technology and the fabrication process requires a concomitant change in design and developed of the Company's products. The Company may not have the resources to make those changes.

     The Company's future success is dependent in part upon its ability to anticipate changes in technology and industry standards and to develop successfully and introduce new and enhanced products on a timely basis. The Company will be required to replace declining revenues from older products with new products. The Company's developed products are modular in design, which may reduce the cost and time to market.

     There is no assurance the Company, even if it has sufficient funds, will be able to introduce new products on a timely basis. There is no assurance the Company can produce the new or old products, nor achieve any significant degree of market acceptance for them, nor that it can sustain acceptance for any significant period. Failure to produce or achieve or sustain market acceptance of its products would affect the Company's operating results.

Competition

     The markets in which the Company operates are characterized by competition among a small number of large companies that enjoy the major share of the market. The large companies are well financed with a long history. They have substantial advantages in terms of breadth of technology, sales, marketing and support capability and resources. Most, if not all, have their own fabrication facilities that cost hundreds of millions of dollars, if not billions. The Company has limited capital and no fabrication facilities. The Company is like a flea among giants.

Ability to manage a rapidly changing business

     The Company is anticipating significant growth, which will place a substantial strain on its operational, administrative and financial resources. The Company's officers have experience in managing companies as large and as rapidly changing as is anticipated. However, there is no assurance that the experience will prove beneficial to the new situation posed by the Company's challenges. The Company's ability to manage any future changes effectively will require it to have sufficient funds to attract, train, motivate and manage its employees effectively.

Dependence on key personnel

     The value of the Company lies in the experience of Mr. Kaliher and its developed technology and products. Mr. Kaliher in the early 1980's was the general manager of Rockwell International's modem division (This division has been spun off and its new name is "Coexant").

     The Company recognizes that some people believe that the high technology industry, in which the Company hopes to compete, is one where significant developments are in new technology and "expertise" is a quantity that dates and loses value quickly.

     The Company's success depends greatly on the continued contributions of
Mr. Kaliher.   The loss of Mr. Kaliher's services could have a material
adverse impact on the Company's operating results. The Company has no employment agreement with Mr. Kaliher and no keyman life insurance on his life.

     The Company believes its future success will depend in large part upon its ability to attract and retain additional highly skilled management, technical, marketing, research and development, product development and operations personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be successful in attracting and retaining such personnel.

Lack of Revenues

     The Company as of July 15, 1999 has no revenues. No assurance can be given that the Company can earn revenues or obtain sufficient funds to sustain its planned operations beyond the current minimal level for the next twelve months.

Lack of Funds

     The Company to market effectively its products will require significant cash to cover specific marketing costs, costs of prototypes and technical and specific design services to be done for potential customers. No assurance can be given that the Company can obtain sufficient funds to enable it to conduct an adequate marketing and sales program.

PLAN OF OPERATION

     The Company's business and operational plan, based on the described objectives, for the next twelve months are directed toward developing revenues and a foundation for growth. Management, based on its objectives, has developed the following operational plan.

Operations

     The Company is currently operating and will continue to operate with its available funds. The current burn rate for the company is approximately $3,000 to $5,000 per month. These funds have been and will continue to be supplied by R Tucker & Associates or Mr. Tucker. The funds will come from the Pooled Investment Account owned by Mr. Tucker and/or the Company's note receivable owed by R Tucker & Associates, as described below. The Pooled Investment Account has an accumulated value of in excess of $50,000 as of July 15, 1999 and comprises listed securities on the New York Stock Exchange and NASDAQ National Market. The Company is now and will continue to limit its expenses and not incur debt beyond the $3,000 to $5,000 per month limit, unless additional funds are available. The Company's expenses are limited to phone bills, limited travel, office supplies, accounting services, repairs and maintenance, outside services and other small but ordinary business expenses.

     The Company believes that it can continue operating over the next twelve months. It can do so by continuing the current level of expenditure and not increasing the expenditure of cash without having the cash on hand.

     The Company during the next twelve months, at this level of expenditure, will be able to (1) continue marketing the facsimile modem and facsimile controller integrated circuits through its network of independent sales representatives, as described herein; (2) seek third parties to perform product design and development services in exchange for non-cash consideration; (3) seek to acquire other technology or business with unrelated parties with non-cash consideration; (4) seek additional products manufactured by others that can be sold by the Company's sales network; and (5) seek private Placements with accredited investors through the assignment and exercise of the Company's warrants. Non-cash consideration includes, but is not limited to, an exchange of the Company's common stock.

     The Company will not be able to start or complete the scheduled development of the CyberServer or CyberCommunicator or achieve any of the other objectives if it cannot obtain sufficient funds or make use of non-cash consideration.

     If the Company receives insufficient funds and is not able to obtain design and development services for non-cash consideration early enough, the Company will not reach its objectives within the scheduled time, if at all.

Capital Structure

     Management believes that its present capital structure is sufficient to provide the funds necessary to carry out the operational plan. Raising funds from new offerings will not be necessary for the Company, private or public. The present capital structure consists of and allows for funding through the following:

     1. 500,000 Class B Warrants exercisable at $4.50 per warrant for a total of $2,250,000. These Warrants were issued pursuant to Regulation A and the Company does not plan to register the shares underlying the Warrants.

     2. 808,960 Class A Warrants exercisable at $.40 and $.80 per warrant for a total of $523,589. These Warrants were issued pursuant to Regulation D, Rule 504 and the Company does not plan to register the shares underlying the Warrants.

     3. Notes Receivable totaling $665,400 are owed by R Tucker & Associates, Inc., for $560,400, and an unrelated third party for $105,000. Both notes are due on December 31, 2000 and are secured by 200,000 shares of the Company's common stock. The Company believes that it will receive payment on or before that date, but it does not know if it will be in time to meet the Company's schedule for expenditures.

Financing

     The operational plan allows for the Company to receive funds during the next twelve months from the exercise of the above Class A and Class B Warrants and the payment of all or part of two notes totaling $665,400. The expiration date of the Class A Warrants is March 31, 2000 and the Class B Warrant is May 31, 20002. Most if not all these warrants are held by R Tucker & Associates, an affiliate, who is also is indebted to the Company for $560,400, which is one of the two previously mentioned promissory notes. The Company believes, that to the extent possible R Tucker & Associates will exercise the warrants and pay down its note sufficient for the Company to continue its operations during the next twelve months.

     The Company also plans to finance the development services, with one or more independent third parties, through an exchange of services for shares of the Company's common stock. These transactions, if any, will be pursuant to
Section 4(2) of the Act and the shares will be restricted per Rule 144. The services will be for the development of the CyberServer and the upgrade of the Company's developed products and technology. The Company may also finance such services with other non cash consideration, such as services, rental of design software and computers, licenses to use and market the Company's intellectual property.

Research and Development

     The Company within the next twelve months plans to complete the initial concept design of the CyberServer and will continue with developing the logic design, board design and software design. Initial system design of the CyberCommunicator is in progress but logic design, board design, packaging design and software design will not start until completion of the CyberServer that is a module within the CyberCommunicator. The Company is formulating plans to market and sell its CyberServer products.

Purchase and Sale of Equipment

     The Company does not expect to purchase or sale equipment during the next 12 months.

Availability of Products

     The Company is now marketing the facsimile modem and facsimile controller integrated circuits. The Cyberserver is not expected to be ready for the market until near the end of the next 12 months. This is dependent on the Company's being able to finance its product development. The CyberCommunicator will not be available until after the next 12 months. The ability to market the Company's synthesized intellectual property is scheduled for February 2000.

     The Company is seeking products manufactured by others that it can market through its established independent sales network.

Employees

     The Company expects to add employees or independent third parties to perform design and development and other services for the Company during the next 12 months. The number of employees will depend on (1) the funds on hand and (2) the sales of the facsimile modems and facsimile controller integrated circuits. The number of consultants' engaged depends on the above factors and the Company's ability to negotiate the exchange of non-cash consideration for their services. The number of employees and/or consultants hired within the next 12 months could range from three to four.

     The operational plan calls for the Company to accomplish a series of events or steps, but is not limited thereto, as follows, but not necessarily in order of value:

     1. Completing the development of the hardware and software of a CyberServer.

     2.   Selling the fax-modem chip acquired from Samsung Electronics.

     3. Establishing a relationship with Samsung Electronics for the fabrication of the Cyberserver components and medium-speed modems.

     4.   Establishing a chip or integrated circuit design center.

     5.   Synthesizing and licensing of the Company's intellectual property.

     6.   Establishing a web-store selling consumer communication products.

     7. Completing the initial development of the hardware and software of the CyberCommunicator.

INTERNET DEVICES

CyberServers

     The operational plan provides for the Company to develop and sell a series of products in the thin internet server market. These products will be developed in three stages. The Company plans to complete development and commence selling the first stage thin Internet server within the next 12 months; however, the company has not developed any products for sale as of this date.

     The first product will be a thin Internet server designed and built by the Company. Management estimates that it will cost $100,000 to develop this product and that it will be developed over more than a six to ten month period by qualified unrelated third parties. The Company does not have an agreement with a qualified person to develop the CyberServer at this time. This product will be distributed through the Company's current network of independent representatives that are currently selling the fax modem chips.

CyberCommunicator

     The operational plan provides for the Company to seek out an unrelated third party to participate in and perform the development of the CyberCommunicator by the end of the next 12 months. The development of the product requires designing skills different from those possessed by the Company's contractors or consultants. Management at this time has made no estimate of the development cost of this product and has not identified the unrelated design firm to do the development. Management estimates that the administrative cost of securing the unrelated design firm and refining its design specifications will not exceed $10,000.

SAMSUNG ELECTRONICS

Fax Modem Chips

     The operational plan provides for the Company's fax modem chips, fabricated by Samsung, to be distributed through its network of independent sales representatives. These representatives sell to fax machine manufacturers in Japan and the United States. Presently the Company has one representative in Japan and two in the United States. Management estimates that the marketing costs will be approximately $25,000 over the next 12 months. Once the orders are received, the Company will incur the costs of buying the chips, providing product support, and commissions. The customer will pay the Company upon invoicing when the customer receives the chips.

Fabrication

     The operational plan calls for management to expand its relationship with Samsung. Management believes that an expanded relationship with Samsung would be beneficial for several reasons. Those reasons are (1) Samsung has several fabrication facilities that could produce the Company's products; (2) Samsung, fabricates, markets and sells many electronic products that require many diverse intellectual properties that could be used in the development of the Company's products; and (3) Samsung has worldwide distribution.
Management believes that with a strong relationship it can reduce its cost of worldwide distribution, product development and fabrication. The cost to develop this relationship is estimated to be approximately $20,000 but the Company could payout approximately $44,000 to purchase one order of fax-modem chips. The Company does not have any agreement or commitment for Samsung to perform items (1)
     The operational plan provides for management to receive integrated circuit design and synthesization services from an unrelated third party pursuant to an equipment lease agreement entered in 1998. The unrelated party is to pay an equipment rental fee of $9,650 per month. From that amount, the unrelated party is to provide chip design services, valued at up to $8,650 per month, as a credit against the unrelated party's rental of the design equipment and design software. Any unused monthly credit will be accumulated by the Company. The agreement also calls for the unrelated party to provide design personnel for any design contracts obtained by the Company. The unrelated party is to receive a fee of $104 per hour for each person it provides for performing design services. The fee is to be off set by the accumulated monthly credit.

     Management does not believe it will have an actual out of pocket cost for the design services of the unrelated third party. It probably will have an administrative or overhead cost of not more than $15,000 during the next 12 months.

Core Licensing

     The operational plan provides for the Company to market the intellectual property in the A/DSC521 DSC technology. This technology contains many major elements that have potential to be licensed and be incorporated in chip designs of other manufacturers. The Company's technology must be repackaged into an easily abstracted form so that it can be adapted to any fabrication process ("synthesization"). Management intends to market its a/DSC521 technology to manufacturers of proprietary chip products.

     The Company, as part of its equipment lease agreement with an unrelated party, has received a commitment from the lessee to synthesize the Company's intellectual property as an offset to the monthly credit. This is expected to be completed within six months. The Company is also negotiating an agreement with the same party to market its synthesized technology. Little cost is expected in synthesizing the Company's intellectual property. An administrative or overhead cost of not more than $20,000 may be incurred.

INTERNET SALES

     The operational plan provides for the Company to acquire an internet sales company, commence an internet sales company or to enter a joint venture that will engage in internet sales of consumer communications products. The Company has been negotiating with an unrelated company to either acquire all or part of it or to enter a joint venture with it. If the Company acquires all or part of that company it will be based on an exchange of shares of the Company's common stock. If the Company acquires the internet sales company or enters a joint venture with it, the Company could be required to invest up to $150,000. The Company has not determined want it would cost to set up its own internet sales company, but management estimates that it would not invest more than $100,000. To negotiate an acquisition or to enter a joint venture or investigate starting an internet sales company, management estimates that its administrative or overhead cost will be not more than $20,000.

STRATEGIC RELATIONSHIPS AND NEW TECHNOLOGY

     The operational plan provides for seeking strategic relationship with other companies in consumer internet and communications consumer products and the acquisition of new products. The development of strategic relationship and acquisition of new technologies is to exploit and enhance the Company's business. Management intends to acquire other companies and acquire technology by exchanging shares of its common stock or, in limited cases, when sufficient funds are on hand to use cash. Management believes that its cost to find and negotiate its acquisitions of business or technology and joint ventures indirectly cost not more than $20,000.

YEAR 2000 ISSUES

     The Company has completed the Year 2000 assessment and has determined that Year 2000 issues will have no material effect.

CREDIT FACILITY

The management does not have a credit facility.

ITEM 3.   DESCRIPTION OF PROPERTY

     The Company's principal administrative, sales and marketing, research and development facility is located in an office of approximately 500 square feet of office in Austin, Texas. This facility is leased from an independent third party. The Company intends to lease additional facilities as required.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The Company, as of April 30, 1999, had 6,691,016 shares of its Common stock, 808,960 Class A Warrants, and 500,000 Class B Warrants to purchase common stock issued and outstanding with 200,000 options granted. The following schedule tabulates holders of Common Stock of the Company by each person who holds or record or is known by Management of the Company to own beneficially more than five percent (5%) of the Common Stock outstanding, and, in addition, by all Officers and Directors of the Company Individually, and as a group. The Shareholders listed below have sole voting and investment power.

                        Ownership more than 5%

                         Name                        Number of    Percent of
Class of Securities      Address                      Shares      Outstanding
Common Stock             R Tucker & Associate,Inc.1  4,899,388      59.75%
                         78153 Calle Norte
                         La Quint, CA

Common Stock             Corporate Finance Company   4,899,388      59.75%
                         78153 Calle Norte
                         La Quinta, CA

Common Stock             Dennis Kaliher              2,300,000      28.05%
                         3802 Frodo Cove
                         Austin, TX

Common Stock             Sundance Design, Inc.2      2,300,000      28.05%
                         3802 Frodo Cove
                         Austin, TX

                         Total                       7,199,388       87.8%

1 Ronald S. and Leticia I. Tucker are the majority shareholders of both R Tucker & Associates, Inc. and Corporate Finance Company. Corporate Finance Company owns 621,428 shares. These shares include 465,000 Class B Warrants and 608,960 Class A Warrants in name of R Tucker and Associates, Inc.
2 Dennis Kaliher is the majority stockholder of Sundance Design, Inc., formerly Tensleep Design, Inc., a Texas corporation, which owns 800,000 shares.

                              Management

                         Name                        Number of    Percent of
Class of Securities      Address                      Shares      Outstanding
Common Stock             Ronald S. Tucker1           5,203,838      63.46%
                         78153 Calle Norte
                         La Quint, CA

Common Stock             Leticia I. Tucker           5,103,838      62.24%
                         78153 Calle Norte
                         La Quinta, CA

Common Stock             Dennis Kaliher2             2,400,000      29.27%
                         3802 Frodo Cove
                         Austin, TX

                         All Directors & Officers
                         As a Group (3)              7,603,838      92.73%

1 These shares include 4,450 shares in their names as joint tenants, 3,204,000 shares by R Tucker & Associates, 621,428 shares by Corporate Finance Company, 100,000 options and 200,000 Class A Warrants held by Ronald S. Tucker, 608,960 Class A Warrants and 465,000 Class B Warrants held by R Tucker & Associates, Inc.
2 These shares include 1,500,000 in the name of Dennis Kaliher and 800,000 in the name of Tensleep Design, Inc., a Texas corporation, now known as Sundance Design, Inc., and 100,000 options in the name of Dennis Kaliher.

ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The following are the Officers, Directors, and Key Management of the Company.

     Name                Position

     Ronald S. Tucker         Director and Chief Executive Officer and Chief
                              Financial Officer
     Dennis Kaliher           Director and Chief Operating Officer
     Leticia I. Tucker        Director and Secretary

     Ronald S. Tucker, 60, Chief Financial Officer and Director, is the founder of the Company. In 1996, Mr. Tucker founded Corporate Finance Company and is now its President. Since 1990. to present, Mr. Tucker was the founder and has been the President and director of TextBase Imaging Corp. ("TBI") (now called "R Tucker & Associates, Inc."), a software development company. Prior to forming TBI Mr. Tucker for a period of seven months was a director of 3CI, Inc., a public company, and for a period of three months was the President of that Company. Prior to becoming involved with 3CI, Mr. Tucker has been owner and manager of several business ventures and has been engaged in the private practice of law. In 1986 and 1987 Mr. Tucker was a special counsel and consultant to an originator of manufacturing housing installment sales contracts. Mr. Tucker is a graduate of the University of California at Los Angeles where he received a Bachelor of Science while majoring in finance and accounting. Mr. Tucker is also a graduate of the Loyola University School of Law. Mr. Tucker is a member of the California and
Texas Bar Associations.    In 1994 Mr. Tucker and his wife filed for
protection under the bankruptcy laws of the United States.

     Dennis E. Kaliher, age 62, Director and Chief Operating Officer of the Company, founded Tensleep of Texas in 1987 and has served as its President and Director since its inception. He has thirty years of experience in telecommunications and semiconductor product design, engineering, marketing and corporate management with Collins Radio Co., Rockwell International, and Advanced Micro Devices and founding the Company. From 1963 to 1986, Mr. Kaliher's experience at Collins and Rockwell ranged from developing and marketing communications switching systems to managing the development and growth of large and very large IC components. He also participated in the growth of data modems, fax modems and other communications devices for the telecommunications industry. Mr. Kaliher received his BEE from the University of Minnesota.

     Leticia I. Tucker, 57, Director and Secretary, is the wife of Ronald S. Tucker, and for more than ten years has provided accounting and financial services for various small businesses. During that time she has been responsible for providing office management, accounting services and managing construction loans for builder and developer clients. In 1994 Mr. Tucker and his wife filed for protection under the bankruptcy laws of the United States.

     Each director serves for a term of one year and is subject to reelection at the annual meeting of shareholders.

ITEM 6.   EXECUTIVE COMPENSATION.

     The Company's officers and directors, during this time, to conserve capital, have agreed to work for no compensation but reimbursement of business expenses, out of pocket costs and consulting fees as cash is available. At a time the Board determines is appropriate, the Company will enter employment agreements with the officers and establish compensation for the directors.
The Company, at its year end, authorized the accrual and payment of a consulting fee of $120,000 for services provided by Ronald S. Tucker valued at $80,000 and Dennis Kaliher valued at $40,000 for the year ending September 30, 1998. In December 1998 24,000 shares of the Company's common stock were issued in cancellation of the indebtedness of the accrued compensation pursuant to the Regulation A offering on the bases of $5 per share. The shares were issued to persons designated by Ronald S. Tucker and Dennis Kaliher.

     The following table reflects the Executive Compensation for the year ending September 30, 1998:

                      SUMMARY COMPENSATION TABLE

          Name and                           Other Annual
          Principal Position                 Compensation

          Ronald S. Tucker, CEO              $81,300(1)
          Dennis E. Kaliher, COO             $45,000(2)

          (1) Represents cash of $1,300 and an accrual of $80,000 for which 16,000 shares of common stock was issued in cancellation of the indebtedness in December 1998.
          (2)  Represents cash of $5,000 and an accrual of $40,000 for which 16,000 shares of common stock was issued in
               cancellation of the indebtedness in December 1998.

QUALIFIED AND NON QUALIFIED STOCK OPTIONS

     The board of directors and shareholders for the Company have adopted a Qualified and Non Qualified Stock Option Plan pursuant to Sections 421-424 of the Internal Revenue Code. The Plan authorizes the granting of up to 500,000 and 800,000 options to purchase Company common stock under the Qualified and Non Qualified Plan, respectively. The Plan is administered by the Board of Directors or by a committee appointed by the Board. As of the date of this document Non Qualified Options exercisable within five years have been granted as follows:

          Ronald S. Tucker         100,000   @    $0.50 per share
          Dennis Kaliher           100,000   @    $0.50 per share

EMPLOYMENT AGREEMENTS

     The Company at this time has not entered an employment agreement with any of the officers or directors. The management does not believe that an agreement will be entered until after September of 1999.

SALES COMMISSIONS

     Sales are to be made either through manufacturers' representatives or internal sales personnel. The Company policy will be to award sales commissions ranging from three to ten percent, depending upon the type and size of sales transaction. The Company has not had any sales or paid any sales commission.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Company on or about November 10, 1997 issued 4,500,000 shares of Common Stock at a stated value of $.01 per share to the R Tucker & Associates in exchange for an assignment of $45,000. The $45,000 was invested in liquid securities as of November 1, 1997. These securities are carried at book value. R Tucker & Associates, Inc., is a corporate financial consulting firm. Ronald S. and Leticia I. Tucker are principal shareholders and are also officers and directors. It is a private company.

     The issuer on or about November 10, 1997 issued 1,000,000 investment units to Corporate Finance Company in exchange for 80,000 shares of Corporate Finance Company common stock valued at $2.50 per share. The value of CFC common stock was based on sales for cash and non-cash consideration to unaffiliated third persons, during the preceding six months, at $2.50 per share. Each investment unit of the Company consists of one share of its common stock and one Class A Warrant to purchase one share of its common stock. The first 500,000 Class A Warrants has an exercise price of $.40 per share and the last 500,000 Class A Warrants may be exercised at $.80 per share. Corporate Finance Company is a specialty finance company. It provides financing to small companies that expect to become publicly trading companies. The primary shareholders of CFC and R Tucker & Associates are Ronald S. and Leticia I. Tucker. They are also officers and directors. Corporate Finance Company and R Tucker & Associates are affiliates of the Company.

     In October 1997, during negotiations for the acquisition of the Licensor's technology, Mr. Kaliher agreed and authorized Mr. Tucker to use the name "Tensleep Design, Inc." for a Colorado corporation. Mr. Tucker formed the Company to acquire either a nonexclusive license or all the ownership rights to the technology.

     The Company through Mr. Tucker and the Licensor through Mr. Kaliher executed the license agreement on December 23, 1997. The license agreement, negotiated at arms length, granted a non exclusive perpetual license to the "Licensed Technology." The licensed Technology included Licensor's Previous Results, Firmware, Services, Technical Information, and Products, including the DSP Core (a/DSC321, a/DSC421, a/DSC521 technology), and any and all items related thereto, and any and all derivatives, improvements, revisions, versions, and/or modifications of the Licensed Technology owned by Licensor. At the time of entering the license agreement, Mr. Kaliher was not associated or affiliated with the Company. Mr. Kaliher had entered no agreement, understanding, or commitment that he would become affiliated with or become an officer, director or shareholder of the Company. The value of the license was set at $250,000 and was payable by the issuance of 500,000 shares of the Company's common stock. The transaction, the value of the license and the consideration was approved by the board of directors of both companies. The license was valued at more than 1/5 of the license fee paid by Zilog for a similar license from the Licensor approximately two years earlier. Besides the license fee the Company was to pay a royalty based on the gross revenues of the Company from sales of the Licensed products.

     The Company and the Licensor executed the "Purchase Agreement" on January 23, 1998. Mr. Tucker negotiated this agreement with Mr. Kaliher. The Licensor agreed to sell all its rights, title and ownership interests in its technology. This included all Research and Development Property, equipment and software listed on its balance sheet as of the year end for 1996. In addition, it included all contracts re sales of licenses and Products or engineering services, all molds, prototypes, tooling and/or dies, and production credits subject to existing licenses. It also included the release of the royalties provided for in the License Agreement. The value for all the described assets was placed at $1,500,000 and the Purchase Agreement if the purchase price would be paid with the issuance of 300,000 investment units of the Company's securities issued pursuant to a qualified Regulation A offering under the Securities Act of 1933, as amended (the "Act"). The transaction, the value of the assets and the consideration was approved by the board of directors of both companies. At the time of entering the Purchase Agreement, Mr. Kaliher was not associated or affiliated with the Company. There was no agreement, understanding, or commitment that Mr. Kaliher would become affiliated with or an officer, director or shareholder of the Company. The total development cost of the Licensor's technology was in excess of $7,000,000 and the cost of the Licensor's equipment and integrated circuit design software was in excess of $500,000. The agreed to value of $1,500,000 considered the development costs of the technology, the cost of the equipment and design software, and the license fee of $1,200,000 paid by Zilog, Inc.

     On January 30, 1998, the Licensor executed and delivered the Company a Bill of Sale pursuant to the Purchase Agreement and issued an invoice in the aggregate of $1,500,000 apportioned among the assets purchased pursuant to the Purchase Agreement.

     On January 31, 1998, Mr. Tucker asked Mr. Kaliher to become the President, chief executive officer and a director of the Company, which Mr. Kaliher accepted.

     On June 18, 1998, the Company acquired technology and equipment/software to support integrated circuit design from LS Squared, Inc. ("LS2"), an unaffiliated company, valued at $100,000 and Mr. Tucker acquired all the issued and outstanding common stock of LS2 with a payment of $100. This technology and equipment and integrated circuit design software was received by the Company in exchange for 100,000 shares of the Company's common stock. CFC facilitated this transaction by assigning and exercising 100,000 Class A Warrants and the Company acquired the technology, equipment and integrated circuit design software from LS2 as consideration for the purchase of the shares.

     The Company, as of the year end authorized the accrual of a consulting fee of $120,000 for the services of Ronald S. Tucker valued at $80,000 and Dennis Kaliher valued at $40,000 for the year ending September 30, 1998. In December 1998 common stock was issued in cancellation of the indebtedness.
The cancellation was based on $5 per share and assigned the shares to others designated by Ronald S. Tucker and Dennis Kaliher. The shares were issued for the cancellation of indebtedness pursuant to the Regulation A Offering that became effective November 6, 1998.

ITEM 8.   LEGAL PROCEEDINGS

     The Company is not involved in any litigation incidental to its business or material to the business activities or financial performance of the Company.

     The Company is informed that in the former Chief Financial Officer of Sundance Design, Inc., formerly Tensleep of Texas (the "Claimant") claims a security interest in the Technology, for accrued but unpaid salaries, and that the transfer of the Technology requires Claimant's approval. The Company believes the second claim is without merit. To avoid liability to Claimant, the Company is holding all securities to be issued to Sundance Design, Inc. The escrow agent will deliver the shares as agreed to by the Claimant and Sundance Design or an order of a court exercising jurisdiction over this matter.

ITEM 9.   MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

     Market Information. There is no established public trading market for the Company's common stock. There are 200,000 options issued and outstanding, 808,960 Class A Warrants issued and outstanding. 500,000 Class B Warrants issued and outstanding. There are no shares that could be sold pursuant to Rule 144 under the Securities Act or under any agreement to register under the Securities Act for sale by security holders. The Company is not publicly offering equity securities and does not intend to do so.

     Holders. The Company has approximately 219 holders of record of its common stock.

     Dividends.   The Company has not paid any dividends on its capital stock since its inception. The Company currently anticipates that it will retain any available funds for use in the operation of its business and does not intend to pay any cash dividends on its Common Stock in the future. Any future payment of cash dividends is subject to the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, financial condition, capital requirements and other related factors.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company on or about November 10, 1997 issued 4,500,000 shares of its Common Stock, at a stated value of $.01 per share, to the R Tucker & Associates in exchange for $45,000 invested in liquid securities as of November 1, 1997. These securities are carried at book value. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and are "restricted" shares pursuant to Rule 144. R Tucker & Associates, Inc., is a corporate financial consulting firm with the principal shareholders, Ronald S. and Leticia I. Tucker, who are also the officers and directors. It is a private company.

     The issuer, on or about December 23, 1997 acquired a nonexclusive license to develop, use, enhance, sale, and market the modem chip technology of Sundance Design, Inc., a Texas Corporation, formerly Tensleep Design, Inc., in an arms length transaction, for $250,000 and a royalty to be paid on all revenues. In exchange for the license, Tensleep of Texas agreed to accept 500,000 shares of the Company's common stock valued at $250,000 in lieu of $250,000 in cash. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and are "restricted" shares pursuant to Rule 144. Dennis Kaliher is the president, chief executive officer, and chairman of the board, and a major shareholder of Sundance Design, Inc. At the time the two companies entered the two agreements, Dennis Kaliher was not an officer, director, shareholder or promoter of the Company. There was no agreement, commitment or understanding that he become an officer, director, shareholder or promoter of the Company. After executing the acquisition agreement, the Company agreed with Dennis Kaliher to become the president and director of the Company. The two agreements were entered at arms length.

     The issuer, on or about November 10, 1997, issued 1,000,000 investment units to Corporate Finance Company in exchange for 80,000 shares of Corporate Finance Company common stock, valued at $2.50 per share. The value of CFC common stock was based on sales made for cash and non-cash consideration to unaffiliated third persons. The sales were made during the preceding six months at $2.50 per share. Each investment unit of the Company consists of one share of its common stock and one Class A Warrant to purchase one share of its common stock. The first 500,000 Class A Warrants has an exercise price of $.40 per share, and the last 500,000 Class A Warrants to be sold has an exercise price of $.80 per share. The Company's shares and warrants were issued pursuant to Regulation D, Rule 504 under the Securities Act of 1933. The Company was organized by R Tucker & Associates, Inc., and Ronald S. Tucker to engage in the specific business of developing digital signal process technology, marketing, and selling it. The Company was to acquire either a non exclusive perpetual license or ownership rights to the technology of Tensleep of Texas (Rule 504 (a)(3)). Corporate Finance Company is a specialty finance company. It provides financing to small companies expecting to become publicly trading companies. The Tuckers' are the primary shareholders of CFC and R Tucker & Associates. They are also officers and directors. Corporate Finance Company and R Tucker & Associates are affiliates of the Company and the securities received by CFC are "control" securities as the term is defined in Rule 144.

     In January 1998, the Company entered a definitive agreement to acquire all the ownership rights to the Technology, and other assets of the Licensor. In exchange the Licensor was to receive 300,000 shares of the Company's common stock. In December 1998 the Company, pursuant to the agreement and in cancellation of an indebtedness of $1,500,000 issued Sundance Design, Inc., a related party, 300,000 shares of the Company's common stock. The 300,000 shares were issued pursuant to Regulation A, an exemption under the Securities Act of 1933, as amended.

     In June 1998, the Company entered an agreement with LS2 to acquire LS2's technology and equipment/software to support integrated circuit design. In exchange for the technology and equipment/software, the Company issued 100,000 shares of its common stock to the sole shareholder of LS2, an unrelated party before and after the transaction. The transaction was valued at $100,000. CFC, an affiliate, assigned and exercised 100,000 Class A Warrants at $.40 per share for the then sole owner of LS2, an unrelated party. The Warrants and shares were issued pursuant to Rule 504, Regulation D under the Securities Act of 1933, as amended.

ITEM 11.  DESCRIPTION OF SECURITIES.

     The authorized capital stock of the Company consists of 50,000,000 authorized shares of common stock, with no par value per share ("Common Stock"), and 10,000,000 shares of preferred stock, with no par value per share ("Preferred Stock").

Common Stock

     The holders of shares of Common Stock have no preemptive rights to maintain their respective percentage ownership in the Company. Nor do they have any other subscription rights for other securities of the Company.
Shares of Common Stock are not redeemable or subject to further calls or assessments. All of the outstanding shares of Common Stock are fully paid and non assessable. The shares of Common Stock to be outstanding are fully paid and non assessable. The holders of shares of Common Stock are entitled to share pro rata in such dividends, if any, as may be declared by the Board of
Directors of the Company out of funds legally available therefor.   Subject to
the prior rights of holders of shares of Preferred Stock, if any, upon liquidation, dissolution and winding up of the Company, holders of shares of Common Stock are entitled to share ratably in the net assets available for distributions to such holders.

     Holders of Common Stock are entitled to vote upon all matters submitted to a vote of the stockholders of the Company and will be entitled to one vote per share held, except in the election of directors where the holder will be entitled to one vote per share held times the number of directors to be elected. Generally, the vote of the majority of the shares represented at a meeting of the stockholders and entitled to vote is sufficient for actions that require a vote of the stockholders.

Preferred Stock

     The Board of Directors is authorized, without any further action by the shareholders, to issue Preferred Stock from time to time in such series, in such a number of shares and with such dividends, redemption, liquidation, voting, conversion, sinking fund and other rights as the Board will establish. The Company has no present intention, commitment or understanding to issue preferred securities of any type or kind.

     The Transfer Agent and Registrar for the Common Stock are the Executive Registrar & Transfer Agency, Inc., at 3145 W. Lewis Ave., Suite 200, Phoenix, AZ 85009. Its telephone number is (602) 415-1273.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company will indemnify its Directors and officers to the fullest extent permitted by law against certain losses that may be incurred concerning any proceeding that arises because such person is or was an agent of the Company. The Company believes that indemnification under the Bylaws covers at least negligence and gross negligence by an indemnified party, and permits the Company to advance litigation expenses for stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay those advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, the Company's Articles of Incorporation provide that, pursuant to Colorado law, its Directors will not be liable to the Company or its stockholders for monetary damages for and act or omission in the Director's capacity as a Director. This provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for a breach of the Director's duty to loyalty to the Company, for acts or omissions lacking good faith or involving intentional misconduct, or a knowing violation of the law, for actions leading to improper personal benefit to the Director and for an act or omission for which the liability of the Director is explicitly provided by applicable statute. The provision also does not affect a Director's responsibilities under any other law, such as federal securities laws or state and federal environmental laws.

ITEM 13.  FINANCIAL STATEMENTS.

          Attached as Exhibits.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(i)  Financial Statements. *

     The following is a list of all financial statements filed as a part of this Report:

     1.   Audited Balance Sheet - September 30, 1998 from inception.

     2. Audited Statement of Operations for year ending September 30, 1998 from inception.

          a. Audited Statement of Stockholders' Equity for the year ended September 30, 1998 from inception.

          b. Audited Statement of Cash Flows for the year ended September 30, 1998 from inception.

          c. Notes to Financial Statements - September 30, 1998 from inception.

     1.   Unaudited Balance Sheet - March 31, 1999.

     2. Unaudited Statement of Operations for period six months ending March 31, 1999.

          a. Unaudited Statement of Stockholders' Equity for the six months ended March 31, 1991.

          b. Unaudited Statement of Cash Flows for the six months ended March 31, 1999.

          c.   Notes to Financial Statements - March 31, 1999.

(b)  Exhibits.

     Exhibit No.    Description                             Method of Filing
     3.   Charter and Bylaws
          3.1    Articles of Incorporation                     A
          3.1.1  Amended Articles for change of Name           *


          3.2  Bylaws                                          A

     10.  Material Contracts
          10.1 License Agreement with Tensleep Design, Inc.,
               a Texas corporation                             A

          10.2 Purchase Agreement and Bill of Sale with
               Tensleep Design, Inc., a Texas corporation      A

          10.3 Warrant Agreement for Class A Warrants          A

          10.4 Warrant Agreement for Class B Warrants          A
          10.5 Stock Option Plan                               A
     11.  Statement re: Computation of Per Share Earnings      **

     21.  Subsidiaries of the Registrant                       *
     27.  Financial Data Schedule                              *
     99.  Additional Exhibits

          99.1 Audited Financial Statement for the
               Company date December 31, 1997                  A
          99.2 Agreement with Silicon Resources for
                  Rental                                       *

*    Filed herewith.
**   Contained in Financial Statements included herewith.
A Incorporated by reference to the Company's Form 1 - A Registration Statement No. 24-3960.

                              SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Tensleep Design, Inc.
    (Registrant)

  Signature                   Title                         Date

/S/   Ronald S. Tucker        President, CEO and CFO        July   21, 1999
Ronald S. Tucker



/S/    Leticia I. Tucker      Director, Secretary           July   21, 1999
Leticia I. Tucker



/S/   Dennis Kaliher          Director, COO                 July   21, 1999
Dennis Kaliher

Auditor's Report
EX-(a)1.


                       BRABO, CARLSEN & CAHILL
                     Certified Public Accountants
    1111 E. Tahquitz Canyon Way, Suite 203, Palm Springs, CA 92262
                 Ph: 760-320-0848   fax: 760-322-4626



                      INDEPENDENT AUDITORS' REPORT


The Board of Directors
Tensleep Design, Inc.

We have audited the accompanying balance sheet of Tensleep Design, Inc. (a Colorado Corporation), a development stage company, as of September 30, 1998, and the related statements of operation, changes in stockholders equity (deficit), and cash flows for the period from inception (October 23, 1997) through September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to expresses an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tensleep Design, Inc. as of September 30, 1998 and the results of its operation, changes in stockholders equity (deficit) and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has been in the development stage since its inception on October 23, 1997. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of capital funding and future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 31, 1999.


Brabo, Carlsen & Cahill


                        TENSLEEP DESIGN, INC.
                    (A Development Stage Company)

                            Balance Sheet
                          September 30, 1998



                                ASSETS

     CURRENT ASSETS:

        Cash                                              $        382
        Investment in Pooled Account, (See note 1)              22,693
                                                          ------------
               Total Current Assets                             23,075
                                                          ------------
     PROPERTY AND EQUIPMENT:

          Machines & Equipment                                 102,014
          Software                                             172,371
                                                          ------------
                                                               274,385
          Less accumulated Depreciation and amortization        45,732
                                                          ------------
               Net Property & Equipment                        228,653
                                                          ------------

     OTHER ASSETS:

          Investment in Corporate Finance
               Company (See note 2)                            198,000
                                                          ------------
               Total Other Assets                              198,000
                                                          ------------

     TOTAL ASSETS                                         $    449,728
                                                          ============













            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)



     CURRENT LIABILITIES:

          Loan Payable to Corporate Finance
             Company (See Note 4)                         $     14,442
          Accrued Consulting fees (See note 9 and 15)          120,000
          Convertible note payable (See note 10 and 15)      1,500,000
                                                          ------------
               Total Current Liabilities                     1,634,442
                                                          ------------

     TOTAL LIABILITIES;                                      1,634,442
                                                          ------------




     STOCKHOLDERS' EQUITY (DEFICIT:

          Preferred stock, no stated value, 10,000,000
               shares authorized, no shares issued and
               outstanding                                       -

          Common stock, $0.01 stated value, 50,000,000
               shares authorized, 6,103,040 shares
               issued and outstanding                           61,030

          Additional paid-in capital                           535,186

          Net Loss (Deficit accumulated during the
               development stage                          (  1,780,930)
                                                          -------------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                 (  1,184,714)
                                                          -------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) $    449,728
                                                         =============

EX-(a)2.
Audited Statement of Operations September 30, 1998




                        TENSLEEP DESIGN, INC.
                    (A Development Stage Company)

                       STATEMENT OF OPERATIONS

For the period from inception (October 23, 1997) through September 30, 1998


     REVENUES:
        Lease Income (See note 12)                     $        5.350
        Other Income                                            2,150
                                                       --------------
               Total Revenues                                   7,500

     OPERATING EXPENSES:

        Advertising                                             5,113
        Automobile expense                                      2,308
        Bank service charges                                      107
        Consulting Expense (See note 9)                       120,000
        Depreciation and Amortization                          45,732
        Dues and Subscriptions                                  3,975
        Filing fees                                             2,250
        Insurance                                                  10
        License & Permits                                       5,910
        Other expenses                                            899
        Outside services                                        7,629
        Postage & delivery                                        864
        Printing and reproduction                               1,343
        Professional fees                                       2,250
        Rent                                                    5,400
        Repairs                                                   194
        Research and development costs (See note 13)        1,577,052
        Telephone                                               4,298
        Travel & Entertainment                                  2,075
        Utilities                                                 280
                                                       --------------
               Total Operating Expenses                     1,788,430
                                                       --------------

     NET LOSS (DEFICIT ACCUMULATED DURING THE
          DEVELOPMENT STAGE)                          $   (1,780,930)
                                                      ===============

     EARNINGS (LOSS) PER COMMON SHARE (See Note 14)   $        (0.31)
                                                      ===============

EX-(a)2.a.
Audited Statement of Changes in stockholders'Equity September 30, 1998



                        TENSLEEP DESIGN, INC.
                    (A Development Stage Company)

        STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the period from Inception (October 23, 1997) through September 30, 1998

<CAPITION>
                                              Additional
              See           Number of                 Common    Paid-In     Retained
              Note Date     Shares      Consideration Stock     Capital     Deficit      Total
Stock issued  5A   11/10/97 4,500,000   Non-cash      $ 45,000  -0-         -0-          $    45,000
Stock issued  5B   11/10/97 1,000,000   Non-cash        10,000   190,000    -0               200,000
Stock issued  5C   12/23/97   500,000   Non-cash         5,000   245,000    -0-              250,000
Exercise      5D   4/1/98         400   Non-cash             4       156    -0-                  160
Class A
Warrants
Exercise      5D   4/1/98         400   Non-cash             4       156    -0-                  160
Class A
Warrants
Exercise      5D   5/27/98      2,000   Non-cash            20       780    -0-                  800
Class A
Warrants
Exercise      5E   6/2/98         200   Cash                 2        78    -0-                   80
Class A
Warrants
Exercise      5D   6/17/98         40   Non-Cash       -0-            16    -0-                   16
Class A
Warrants
Exercise      5F   6/23/98    100,000   Non-Cash         1,000    99,000    -0-              100,000
Class A
Warrants
Net(Deficit
accumulated
during the
development
stage)                                                                       (1,780,930)  (1,780,930)

Balance,                    6,103,040                   $61,030 $ 535,186   $(1,780,930) $(1,184,714)
September 30,1998


EX-(a)2.b.
Audited Statement of Cash Flows September 30, 1998


                        TENSLEEP DESIGN, INC.
                    (A Development Stage Company)

                       STATEMENT OF CASH FLOWS

For the period from inception (October 23, 1997) through September 30, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss (Deficit accumulated during the
     development stage)                                    ($  1,780,930)

    Adjustments to reconcile net loss to net cash used
     in operations:
     Depreciation and amortization                                45,732
     Expenses incurred in exchange for common stock              250,000
     Non cash expense for accrued consulting fees                120,000
     Non cash expense for purchase of technology, products,
          goodwill, and cancellation of royalties           (  1,327,052)
                                                          --------------
    Net cash used by operating Activities                   (     38,146)

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchase of property and equipment                      (      1,437)
                                                          ---------------
    Net cash used by investing activities                   (      1,437)

CASH FLOWS FROM FINANCING ACTIVITIES:

    Borrowings from Corporate Finance Company                      17,578
    Proceeds from Pooled Investment Account                        22,307
    Proceeds from sale of stock warrants                               80
                                                           --------------
     Net cash provided by financing activities                     39,965
                                                           --------------
NET INCREASE IN CASH                                                  382

CASH, beginning of period                                              -
                                                           --------------
CASH, end of year                                          $          382
                                                           ==============

EX-(a)2.c.
Audited Notes to Financial Statements September 30, 1998




                          TENSLEEP DESIGN, INC.
                      (A Development Stage Company)

                      NOTES TO FINANCIAL STATEMENTS

                           September 30, 1998

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     Tensleep Design, Inc. (A Colorado Corporation) is a development stage company (The Company) in the business of designing, developing, and marketing integrated circuits with a specific focus on digital signal processors. The Company is located in Austin, Texas. It is expected that the Company's primary customers will be original equipment manufacturers located in California and Japan for inclusion into their products.

Development Stage Company

     The Company is currently in its development stage, and has not generated any income from operations. The Company was incorporated in October 1997, and is currently obtaining funding to proceed with development and marketing of its technologies. The Company's success is dependent on obtaining additional funding and the ultimate successful sales of its products. There is no assurance that funding will be obtained or that the Company can ever operate profitably. Success in also dependent on many other factors, such as management and distribution. Some of these factors may be beyond the Company's control.

Cash and Cash Equivalents

     For the purposes of financial statement reporting, the Company considers all highly liquid investments with maturity of 3 months or less to be considered cash equivalents.

Concentration of Credit Risk

     The Company maintains its operating cash account at a commercial bank in Orange County, California. The account at the bank is guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank.

Property and Equipment, Depreciation and Amortization

     Property and equipment obtained in exchange for stock is carried at the fair market value of the equipment on the date of exchange, if purchased it is carried at cost as of the date of purchase.

     Depreciation and amortization is computed using the straight-line method over the assets' expected useful lives. The useful lives of property and equipment for purposes of computing depreciation and amortization are:

          Machinery & Equipment         3 years
          Software                      3 years

     Repairs and maintenance are charged to operations when incurred. Cost of betterments which materially extend the useful lives of the asset are capitalized. Gains and losses from sales or disposition of assets are included in the statement of operation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

     For the Company's financial instruments, the carrying value is considered to approximate the fair value. Cash and accounts payable are settled so close to the balance sheet date that fair value does not differ significantly from the stated amounts.

Income Taxes

     The Company has not generated any taxable income and therefore a provision for income taxes is not necessary. Similarly, a provision for deferred taxes is not necessary. The Company has available at September 30, 1998, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

          Amount of Unused Operating              Expiration During Year
             Loss Carryforwards                    Ended September 30:

                            State -
          Federal          Colorado               Federal        State
          ----------      ----------              -------        ------
          $1,780,930      $1,780,930               2018           2013


Adjustments

     In the opinion of management the data reflects all adjustments necessary for a fair statement of results for this period. All adjustments are of a normal and recurring nature.

Advertising

     Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.

NOTE 1: INVESTMENT IN POOLED EQUITY ACCOUNT

     The Company owns a $22,693 interest in a personal brokerage account held by a shareholder. Originally, the Company received a $45,000 interest in the account which was obtained in exchange for 4.5 million shares of common stock, as described in Note 3. The Company has received $22,307 from the shareholder.

NOTE 2: INVESTMENT IN CORPORATE FINANCE COMPANY

     In 1997 the Company acquired 80,000 shares of Corporate Finance Company ("CFC") common stock. CFC is an affiliate company. Shares acquired represent approximately a 4.4% ownership in CFC. A major shareholder of the Company is also a major shareholder of CFC. Based on the 4.4% ownership interest in CFC, the Company has accounted for the investment under the cost method. The shares were obtained in the cash-free exchange described in Note 3 and were valued at $2.50 per share, which represents the sale price of CFC shares in transactions during the six to twelve months prior to the date of the exchange. The valuation of the shares obtained was an agreed-upon value as of the date of the exchange and will be carried on the books of the Company at cost. In 1998 the Company sold 800 shares of CFC common stock to unrelated parties. The proceeds from the sale were given directly to CFC to reduce the Company's loan payable to CFC (See note 4).

NOTE 3: NON CASH TRANSACTIONS

          As explained in Note 1, 4.5 million shares of common stock were sold for $45,000. In lieu of cash, a $45,000 shared interest in a personally held brokerage account was granted. The account has been funded by a shareholder with cash payments totaling $77,000.

          As explained in Note 2, the investment of 80,000 shares of Corporate Finance Company was obtained in exchange for 1 million investment units. Each unit is composed of one share of common stock and one warrant to purchase one share of common stock at a specified price (see note 7).

          As explained in Note 5C, the Company obtained its licensing agreement in exchange for 500,000 shares of common stock. The common stock was valued at the agreed-upon price of $250,000, or 50 cents per share.

          As explained in Note 5F and Note 11, the Company acquired from LS2 equipment and software in exchange for 100,000 shares of common stock.

NOTE 4: LOAN PAYABLE TO CORPORATE FINANCE COMPANY

     CFC has loaned the Company certain funds to cover operating expenses. The balance due on the loan from CFC as of September 30, 1998 in the amount of $14,442 is covered by a non-interest bearing demand note.

NOTE 5:  CAPITAL FUNDING

     The Company has resolved to authorize private offerings pursuant to Regulation S, Section 3 (b) and/or 4(2) of the Securities Act of 1933, as amended, and/or Rule 504 of Regulation D promulgated thereunder. These offerings can be composed of common stock and/or warrants. Such offerings could result in dilution to Company stockholders prior to each offering. Additionally, dilution could also result from the exercising of warrants, incentive stock options, and non-incentive stock options. Stock option plans are described in Note 6. The following summarizes the various stock and warrant transactions as reported in the accompanying Statement of Changes in Stockholders' equity (deficit):

     Note A - upon value as of the date of exchange.

     Note C - upon price of $250,000, or 50 cents per share. The original agreement made in 1997 required a royalty be paid to the licensor based upon sales. In 1998 the Company acquired from the licensor machinery and equipment, software, technology, goodwill and cancellation of royalties (See note 10).

     Note D   2840 warrants were exercised.  The exercise price of the
warrants
              was $.40 per share and the cash from the exercise of these warrants was received by CFC and was used to reduce the Company's loan payable to CFC. The warrants were exercised by unrelated third parties.

     Note E 200 warrants were exercised. The exercise price of the warrants was $.40 per share. The cash from these warrants was deposited into the Company's checking account and were exercised by unrelated third parties.

     Note F In exchange for 100,000 warrants the Company acquired testing equipment, design software, hardware, and intellectual property from LS Squared, Inc. a California corporation, valued at $100,000 and appearing on LS2 books and records at approximately $120,000. The common stock was valued at $100,000, the agreed-upon value of the property received from LS Squared, Inc.

NOTE 6:  STOCK OPTION PLANS

     The Company has a stock option plan pursuant to Section 422A of the Internal Revenue Code. The plan has yet to be defined other than the reserving of 500,000 shares of common stock for such a plan.

     The Company has also adopted a non-incentive stock option plan. This plan grants options that can be exercised at a specified price. The Company has resolved that 800,000 shares of common stock be reserved for this plan. As of April 30, 1998, the options to purchase 250,000 shares at 50 cents per share (same as the then current market price) had been granted to the majority and controlling shareholders and an independent consultant. These options expire December 1, 2002.

NOTE 7: WARRANTS

      As part of its funding activities, the Company has issued warrants for the purchase of common stock. Additional warrants may be issued in the future during additional offerings. As of June 30, 1998, the following warrants were outstanding:

      Class A - one warrant can purchase one common share
         Tucker Family Trust         -  200,000 warrants at 40 cents per share
         Corporate Finance Company   -  196,960 warrants at 40 cents per share
         Corporate Finance Company   -  500,000 warrants at 80 cents per share

     The warrants expire July 31, 1999.

NOTE 8: RISKS AND UNCERTAINTIES

      As discussed in Organization and Summary of Significant Accounting Policies, the Company has been in the development stage since its inception on October 23, 1997. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of capital funding and future operations.
These factors raise substantial doubt about the Company's ability to continue as a going concern.

     The investments in the pooled equity account are held available-for-sale.
As of September 30, 1998, the account consists of 4,000 shares of Torch Energy Royalty Trust, listed on the New York Exchange, symbol "TRU", with a value of $5 15/16 per share, bid price, 2000 shares Karzco Realty Trust, listed on the New York Exchange, symbol "KRT", with a value of $16 11/16 per share, 500 shares of Cross Timbers Royalty Trust, listed on the New York Exchange, symbol "CRT", with a value of $11 5/8 per share, 60 shares of Alliance Pharmaceutical Corp., listed on the New York Exchange, symbol "ALLP", with a value of $3.04688 per share, 4,000 shares Amtech Systems, Inc. listed on the NASDAQ smallcap, with a value of $27/32 per share, and 1,000 Amylin Pharmaceuticals, Inc. listed on NASDAQ national market, with a value of $3 3/32 per share, and $4,531 in cash. The aggregate value of the account is $57,213 as of September 30, 1998.

     The investment in the pooled equity account is subject to the hazards of trading equities on the open market. The account will experience growth and loss in varying amounts depending on the performance of the securities traded. All of the Company's $22,693 interest in the account is at risk and subject to loss. The sum of $22,693 will be paid to the Company as required to pay its costs and expenses as incurred until revenues are sufficient to pay such costs and expenses. Any unpaid balance, at the time revenues are sufficient to pay monthly costs and expenses, will be repaid pursuant to a plan to be made at that time.

     The Company has commenced a plan of strict limits on and control over costs, expenses, compensation and capital expenditures. The Company believes it will receive sufficient capital from the exercise of warrants and the repayment of Notes from related and unrelated parties and the sale of an affiliates common stock, held by the Company, through a private placement.

NOTE 9: RELATED PARTY TRANSACTIONS

     A director of the Company is also a director and major shareholder of R Tucker & Associates and Corporate Finance Company. Transactions between the Company and these entities above have been described in Notes 2, 3 and 4.

     In November 1997 the Company issued 4,500,000 shares of its common stock at a stated value of $.01 per share to a related party in exchange for an assignment of a right to $45,000 in a pooled investment account.
(See Note 1, 3, 5, and 8)

     In November 1997 the Company issued 1,000,000 investment units to a related party in exchange for 80,000 shares of its common stock. (See Note 2)

     In December 1997 the Company issued 500,000 shares of its common stock to an unrelated party, which later became a related party, in exchange for a license agreement valued at $250,000. (See Notes 3 and 5C)

     In December 1998 the Company issued 300,000 of its common stock to a related party in cancellation of an indebtedness incurred in the purchase of technology and other assets pursuant to a purchase agreement entered into by the Company in January 1998. (See Note 10)

     In June 1998 the Company issued 100,000 shares of its common stock to an unrelated party in exchange for technology and equipment/software valued at $100,000. (See Note 11)

     The accrued consulting fee is payable to Dennis Kaliher and Ronald S. Tucker, the president and vice president of the Company, respectively, for consulting services rendered. This liability was canceled December 15, 1998 in exchange for 24,000 shares of common stock (See note 15).

     In conjunction with the purchase of LS Squared, Inc. equipment by the Company, Ronald S. Tucker, a major shareholder of the Company, also purchased LS Squared, Inc. individually (See note 11).

NOTE 10: PURCHASE OF TECHNOLOGY

     On January 30, 1998 the Company acquired from the Licensor, pursuant to an agreement dated January 23, 1998, the following items valued as follows:

          Machines & Equipment                      $     40,577.00
          Software                                       132,371.00
          Technology
               A/dsc321 Digital Signal Controller
               A/dsc421 Dual Processor Controller
               A/dsc 521 Digital Signal Controller
               V.29/V.17 Fax Modem software
               V.32/V.32bis Data Modem software
               Z80-compatible 8-bit Microcontroller

          Products
               T2901 Fax Modem
               T1701 Fax Modem
               T3217 Data/Fax Modem
            Total Technology & Products                 1,200,000.00
          Goodwill and cancellation of Royalties          127,052.00
                                                        ------------
          Total                                      $  1,500,000.00



     The Licensor received a non-interest bearing note from the Company for specified items in the amount of $1,500,000.00. The amount representing Technology, Products, Goodwill and cancellation of Royalties was charged to research and development costs (See note 13) in the development stage period as required by generally accepted accounting principles. The convertible note payable was reported under current liabilities in the accompanying balance sheet since the Licensor has agreed to accept the Company's securities in cancellation of the indebtedness. The Licensor has agreed to accept 300,000 tradable Units at $5 per unit, if qualified by July 31, 1998 or 500,000 restricted shares of common stock if not qualified by July 31, 1998. The date for qualifying the tradable Units was extended until December 31, 1998. This note was canceled December 15, 1998 in exchange for 300,000 shares of common stock (See note 15).

NOTE 11: PURCHASE OF EQUIPMENT AND DESIGN SOFTWARE

      On June 19, 1998, the Company acquired testing equipment, design software, hardware, and intellectual property from LS Squared, Inc., (LS2) a California corporation, valued at $100,000 and appearing on LS2 books and records with a book value of an approximate amount. LS2 was an independent third party and a non-affiliate of the Company and none of its officers and directors were or are affiliated with the Company at the time of the equipment acquisition. The terms of the agreement provided that the Company receive the assets in exchange for 100,000 shares of the Company's common stock through the exercise of 100,000 Class A Warrants. In July 1998 Ronald S. Tucker, a major shareholder of the Company purchased LS2 as an individual. At the time of purchase, LS2 was a California Corporation with no assets or liabilities.

NOTE 12: LEASE INCOME

     The Company entered into an agreement to lease equipment to an unrelated third party, Silicon Resources, Inc., dated August 21, 1998 and received a partial payment in the amount of $5,350. The original agreement had the following terms:

          18 months
          $8500 per month if all the workstations are installed

     Silcon Resources, Inc. was to bill the Company for office space rental at $1.50 square foot per month and provide engineering services at a rate of $104.05 per hour or $18,000 per month as requested by the Company as a credit for the lease of the equipment.

     The above lease agreement was amended on October 22, 1998 to provide for the following terms:

     Silicon Resources, Inc., rented equipment from the Company for a rental rate of $9,650 per month for five work stations payable in the form of a credit. Silicon Resources would provide the Company with office space for $1,000 per month and the Company will credit Silicon Resources for $1,000 of the equipment rental payment. The remainder of the credit will be used to employ Silicon Resources, Inc. to provide engineering personnel on the Company's projects at a rate of $104 per hour. Any unused credit in a month would be accrued and could be used in subsequent months.

NOTE 13: RESEARCH AND DEVELOPMENT COSTS

     Research and Development costs are charged to operations when incurred. The components of research and development costs consist of the following:

          Technology license                             $    250,000
          Purchase of technology, products,
               goodwill, and cancellation of royalties      1,327,052
                                                         ------------
                                                          $ 1,577,052
                                                         ============

NOTE 14: EARNINGS PER SHARE

     As of September 30, 1998 The Company had 6,103,040 common shares outstanding and no preferred shares outstanding. The earnings per share amount is based on the weighted average number of shares actually outstanding. The number of shares used in the computation for September 30, 1998 was 5,653,300 shares.

NOTE 15: SUBSEQUENT EVENTS

          The following equity transactions have taken place subsequent to September 30, 1998 and through the date of the audit report.

Reported in Statement                                                     Additional
    of Changes in      See            Number of    Consider-              Common           Paid-In
Stockholder's Equity   Note Date       Shares        ation     Stock      Capital           Total
Balance, 9/30/98                      6,103,040                $  61,030  $ 535,186     $   596,216
Stock issued           15A  12/15/98     35,000    Cash/Note         350      174,650       175,000
Stock issued           15B  12/15/98      8,000    Non-Cash           80       39,920        40,000
Stock issued           15C  12/15/98    300,000    Non-Cash        3,000    1,497,000     1,500,000
Stock issued           15B  12/15/98      4,000    Non-Cash           40       19,960        20,000
Stock issued           15B  12/15/98      4,000    Non-Cash           40       19,960        20,000
Stock issued           15B  12/15/98      4,000    Non-Cash           40       19,960        20,000
Stock issued           15B  12/15/98      4,000    Non-Cash           40       19,960        20,000
Stock issued           15D  12/15/98      4,000    Non-Cash           40       19,960        20,000
Stock issued           15E  12/15/98    137,000    Non-Cash        1,370      683,630       685,000
Exercise               15E  12/15/98     88,000    Non-Cash          880       34,320        35,200
Class A
Warrants

Balance,
March 31, 1999                        6,691,040                $  66,910  $ 3,064,506   $ 1,304,344

     A The Company received $25,000 in cash and promissory notes in the amount of $155,000. One of the promissory notes received was for $50,000 and R Tucker & Associates was the payee (see note E).

     B 24,000 shares of common stock were issued for $120,000 in exchange for accrued consulting fees, which was expensed as Research & development (see note 14)

     C 300,000 shares of common stock were issued for $1,500,000 to pay off the convertible note, which was issued in exchange for fixed assets of $173,948 and Research & Development expenses of $1,327,052 (see note 14)

     D 4000 shares of common stock were issued for $20,000 in exchange for advertising in 1999.

     E 137,000 shares of common stock were issued for $685,000 and 88,000 warrants exercised in exchange for a $765,200 promissory note, secured by 200,000 shares of common stock. The $765,200 note includes $50,000 resulting from the cancellation of a $50,000 note previously issued by R Tucker & Associates to an unrelated party in an unrelated transaction. (see note A)

     Had the above additional stock issuance taken place on September 30, 1998, earnings per common share would not have changed.

Management's Report
EX-(a)3.
Unaudited Balance Sheet March 31, 1999

                      TENSLEEP TECHNOLOGIES, INC.
                    (Formerly Tensleep Design, Inc.)
                     (A Development Stage Company)

                          Balance Sheet As Of
                             March 31, 1999
                              (unaudited)


                                 ASSETS

     Current assets:

          Cash                                      $      1,130
          Investment in Pooled Account, (Note 7)          18,544
                                                    ------------
               Total Current Assets                       19,674

     Fixed assets:

          Machines & Equipment                           102,105
          Software                                       172,371
          Accumulated Depreciation                      ( 91,464)
                                                    -------------
               Total Fixed Assets                        183,012

     Other Assets:

          Credits for Engineering Services (Note 12)      51,900
          Secured Note Receivable  (Note 5)              105,000
          Securities held for sale (Note 2)              398,000
                                                    ------------
               Total Other Assets                        554,900

                    Total Assets                    $    757,586
                                                    ============





                  LIABILITIES AND STOCKHOLDERS' EQUITY



     Liabilities:

          Loan Payable (Note 4)                         $     14,442
          Accrued Expenses                                     4,000
                                                        ------------
               Total Liabilities                              18,442

     Stockholders' Equity:

          Preferred stock, no stated value, 10,000,000
               shares authorized, no shares issued and
               outstanding                                     -0-
          Common stock, $0.01 stated value, 50,000,000
               shares authorized, 6,691,016 shares
               issued and outstanding                           66,910
          Additional paid-in capital                         3,059,706
          Retained earnings                               (  1,780,930)
          Note Receivable, Related Party(Note 5)               560,400
          Net Income (Loss) For Period                    (     46,142)
                                                          -------------
               Total Stockholders Equity                       739,144
                                                          ------------
               Total Liabilities & Stockholders' Equity   $    757,586
                                                          ============

EX-(a)4.
Unaudited Statement of Operaion March 31, 1999


                      TENSLEEP TECHNOLOGIES, INC.
                    (Formerly Tensleep Design, Inc.)
                     (A Development Stage Company)

                        Statement of Operations
                   October 1, 1998 to March 31, 1999
                              (unaudited)





     Income
        Equipment Rental                               $       57,900
        Equipment Sales                                        12,000
                                                       --------------
          Net Income                                           69,900

     Operating Expenses:

          Operating Expenses                                  118,764
                                                       --------------
          Net Operating Income (Loss)                     (    48,864)
                                                       --------------
     Other Income (Expenses)                                    2,722
                                                       --------------
     Net Loss Before Income Taxes                         (    46,142)
                                                       --------------
     Income Taxes                                                -0-
                                                       --------------
     Net Loss After Taxes                              $(      46,142)
                                                       ==============

     Earnings (Loss) Per Common Share (Note 14)         $(     $0.0072)
                                                       ===============


         EX - (a)4.a.
Unaudited Statement of Stockholder's Deficit

                     TENSLEEP TECHNOLOGIES, INC.
                   (Formerly Tensleep Design, Inc.)
                    (A Development Stage Company)

                  Statement of Stockholders' Deficit
            October 23, 1997 (Inception) to March 31, 1999
                             (unaudited)

<CAPITION>
                                              Additional
              See           Number of                 Common    Paid-In     Retained
              Note Date     Shares      Consideration Stock     Capital     Deficit      Total
Stock issued  5A   11/10/97 4,500,000   Non-cash      $ 45,000   -0-         -0-         $  45,000
Stock issued  5B   11/10/97 1,000,000   Non-cash        10,000    190,000    -0            200,000
Stock issued  5C   12/23/97   500,000   Non-cash         5,000    245,000    -0-           250,000
Exercise      5D   4/1/98         400   Non-cash             4        156    -0-               160
Class A
Warrants
Exercise      5D   4/1/98         400   Non-cash             4        156    -0-               160
Class A
Warrants
Exercise      5D   5/27/98      2,000   Non-cash            20        780    -0-               800
Class A
Warrants
Exercise      5E   6/2/98         200   Cash                 2         78    -0-                80
Class A
Warrants
Exercise      5D   6/17/98         40   Non-Cash       -0-             16    -0-                16
Class A
Warrants
Exercise      5F   6/23/98    100,000   Non-Cash         1,000     99,000    -0-           100,000
Class A
Warrants
Net(Deficit
accumulated
during the
development
stage)                                                                        (1,780,930)  (1,780,930)

Balance,                    6,103,040                   $61,030  $ 535,186   $(1,780,930) $(1,184,714)
September 30,1998

Stock issued  5G   12/15/98    35,000   Cash/Note           350    174,650    -0-             175,000
Stock issued  5H   12/15/98     8,000   Non-Cash             80     39,920    -0-              40,000
Stock issued  5I   12/15/98   300,000   Non-Cash          3,000  1,497,000    -0-           1,500,000
Stock issued  5H   12/15/98     4,000   Non-Cash             40     19,960    -0-              20,000
Stock issued  5H   12/15/98     4,000   Non-Cash             40     19,960    -0-              20,000
Stock issued  5H   12/15/98     4,000   Non-Cash             40     19,960    -0-              20,000
Stock issued  5H   12/15/98     4,000   Non-Cash             40     19,960    -0-              20,000
Stock issued  5J   12/15/98     4,000   Non-Cash             40     19,960    -0-              20,000
Stock issued  5K   12/15/98   137,000   Non-Cash          1,370    683,630    -0-             685,000
Exercise      5K   12/15/98    88,000   Non-Cash            880     34,320    -0-              35,200
Class A
Warrants

Net Loss                        -0-                         -0-       -0-        (46,142)     (46,142)
(Deficit
accumulated
from10/1/98
to 3/31/99)
Balance,                    6,691,040                   $66,910 $3,064,506    $(1,827,072) $ 1,304,344
March 31, 1999

EX - (a)4.b.
Unaudited State of Cash Flows March 31, 1999


                     TENSLEEP TECHNOLOGIES, INC.
                   (Formerly Tensleep Design, Inc.)
                    (A Development Stage Company)

                       Statement of Cash Flows
                         For the Six Months
                  October 1, 1998 to March 31, 1999
                             (Unaudited)





Cash flows from operating activities:
    Net income                                              ($     46,142)

    Adjustments to reconcile net loss to net cash used:
          Depreciation and amortization                            45,732
          Expenses incurred in exchange for common stock           20,000
          Non cash expense for accrued consulting fees              4,000
          Accrued Equipment Rental                           (     51,900)
                                                            --------------
    Net cash used by operating Activities                    (     28,310)

Cash flows from investing activities:
    Purchase of property and equipment                       (         92)
                                                          ---------------
Net cash provided by (used in) investing activities          (         92)

Cash flows from financing activities:
     Proceeds from Pooled Investment Account                        4,150
     Net Proceeds from Sale of Securities                          25,000
                                                           --------------
     Net cash provided by (used in) financing activities           29,150
                                                           --------------
     Net increase (decrease) in cash and cash equivalents             748

Cash and cash equivalents, beginning of period                        382
                                                           --------------
Cash and cash equivalents, end of period                     $      1,130
                                                           ==============

EX - (a)4.c.
Unaudited Notes to Financial Statements March 31, 1999


                     TENSLEEP TECHNOLOGIES, INC.
                   (Formerly Tensleep Design, Inc.)
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

                            March 31, 1998

(Unaudited)ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

General

     This interim financial statement has be prepared by the management of the Company and it is of the opinion that the statements include all adjustments that are necessary in order to make them not misleading.

Organization

     Tensleep Technologies, Inc. (A Colorado Corporation),
formerly Tensleep Design, Inc., is a development stage company (The Company) in the business of designing, developing, and marketing Internet Appliances and other integrated circuits with a specific focus on digital signal
processors.  The Company is located in Austin, Texas.   It is expected that
the Company's primary customers will be original equipment manufacturers located in California and Japan for inclusion into their products.

Development Stage Company

     The Company is currently in its development stage, and has not generated any income from operations. The Company was incorporated in October 1997, and is currently obtaining funding to proceed with development and marketing of its products and technologies. The Company's success is dependent on obtaining additional funding and the ultimate successful sales of its products. There is no assurance that funding will be obtained or that the Company can ever operate profitably. Success in also dependent on many other factors, such as management and distribution. Some of these factors may be beyond the Company's control.

Cash and Cash Equivalents

     For the purposes of financial statement reporting, the Company considers all highly liquid investments with maturity of 3 months or less to be considered cash equivalents.

Concentration of Credit Risk

     The Company maintains its operating cash account at a commercial bank in Orange County, California. The account at the bank is guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank.

Property and Equipment, Depreciation and Amortization

     Property and equipment obtained in exchange for stock is carried at the fair market value of the equipment on the date of exchange, if purchased it is carried at cost as of the date of purchase.

     Depreciation and amortization is computed using the straight-line method over the assets' expected useful lives. The useful lives of property and equipment for purposes of computing depreciation and amortization are:

          Machinery & Equipment         3 years
          Software                      3 years

     Repairs and maintenance are charged to operations when incurred. Cost of betterments which materially extend the useful lives of the asset are capitalized. Gains and losses from sales or disposition of assets are included in the statement of operation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

     For most of the Company's financial instruments, the carrying value is considered to approximate the fair value. Cash, most accounts receivable and accounts payable are settled so close to the balance sheet date that fair value does not differ significantly from the stated amounts.

Revenues

     The revenue included in these statements is from an equipment rental agreement with Silicon Resources, Inc. (See Note 12) The company recognizes revenues on rentals and sales on an accrual basis at the time of invoice upon delivery of the Company's products or as right to income is incurred.

Income Taxes

     The Company has not generated any taxable income and therefore a provision for income taxes is not necessary. Similarly, a provision for deferred taxes is not necessary. The Company has available at September 30, 1998, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

          Amount of Unused Operating              Expiration During Year
             Loss Carryforwards                    Ended September 30:

          Federal      State - Colorado           Federal        State
          ----------     ----------               -------        ------
          $1,780,930     $1,780,930                2018           2013


Adjustments

      In the opinion of management the data reflects all adjustments necessary for a fair statement of results for this period. All adjustments are of a normal and recurring nature.

Advertising

      Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.

NOTE 1: INVESTMENT IN POOLED EQUITY ACCOUNT

     The Company owns a $18,544 interest in a personal brokerage account held by a shareholder. Originally, the Company received a $45,000 interest in the account which was obtained in exchange for 4.5 million shares of common stock, as described in Note 3. The Company has received $26,456 from the shareholder.

NOTE 2: INVESTMENT IN CORPORATE FINANCE COMPANY

     In 1997 the Company acquired 80,000 shares of Corporate Finance Company ("CFC") common stock. CFC is an affiliate company. Shares acquired represent approximately a 4.4% ownership in CFC. A major shareholder of the Company is also a major shareholder of CFC. Based on the 4.4% ownership interest in CFC, the Company has accounted for the investment under the cost method. The shares were obtained in the cash-free exchange described in Note 3 and were valued at $2.50 per share, which represents the sale price of CFC shares in transactions during the six to twelve months prior to the date of the exchange. The valuation of the shares obtained was an agreed-upon value as of the date of the exchange and will be carried on the books of the Company at cost. In 1998 the Company sold 800 shares of CFC common stock to unrelated parties. The proceeds from the sale were given directly to CFC to reduce the Company's loan payable to CFC (See note 4).

NOTE 3: NON CASH TRANSACTIONS

     As explained in Note 1, 4.5 million shares of common stock were sold for $45,000. In lieu of cash, a $45,000 shared interest in a personally held brokerage account was granted. The account has been funded by a shareholder with cash payments totaling $77,000.

     As explained in Note 2, the investment of 80,000 shares of Corporate Finance Company was obtained in exchange for 1 million investment units. Each unit is composed of one share of common stock and one warrant to purchase one share of common stock at a specified price (see note 7).

     As explained in Note 5C, the Company obtained its licensing agreement in exchange for 500,000 shares of common stock. The common stock was valued at the agreed-upon price of $250,000, or 50 cents per share.

     As explained in Note 5F and Note 11, the Company acquired from LS2 equipment and software in exchange for 100,000 shares of common stock.

NOTE 4: LOAN PAYABLE TO CORPORATE FINANCE COMPANY

     CFC has loaned the Company certain funds to cover operating expenses. The balance due on the loan from CFC as of September 30, 1998 in the amount of $14,442 is covered by a non-interest bearing demand note. In January 1999 CFC assigned the note to R Tucker & Associates.


NOTE 5:  CAPITAL FUNDING

     The Company has resolved to authorize private offerings pursuant to Regulation S, Section 3 (b) and/or 4(2) of the Securities Act of 1933, as amended, and/or Rule 504 of Regulation D promulgated thereunder. These offerings can be composed of common stock and/or warrants. Such offerings could result in dilution to Company stockholders prior to each offering. Additionally, dilution could also result from the exercising of warrants, incentive stock options, and non-incentive stock options. Stock option plans are described in Note 6. The following summarizes the various stock and warrant transactions as reported in the accompanying Statement of Changes in Stockholders' equity (deficit):

     Note A - upon value as of the date of exchange.

     Note C - upon price of $250,000, or 50 cents per share. The original agreement made in 1997 required a royalty be paid to the licensor based upon sales. In 1998 the Company acquired from the licensor machinery and equipment, software, technology, goodwill and cancellation of royalties (See note 10).

     Note D 2840 warrants were exercised. The exercise price of the warrants was $.40 per share and the cash from the exercise of these warrants was received by CFC and was used to reduce the Company's loan payable to CFC. The warrants were exercised by unrelated third parties.

     Note E 200 warrants were exercised. The exercise price of the warrants was $.40 per share. The cash from these warrants was deposited into the Company's checking account and were exercised by unrelated third parties.

     Note F In exchange for 100,000 warrants the Company acquired testing equipment, design software, hardware, and intellectual property from LS Squared, Inc. a California corporation, valued at $100,000 and appearing on LS2 books and records at approximately $120,000. The common stock was valued at $100,000, the agreed-upon value of the property received from LS Squared, Inc.

     Note G - The Company received $25,000 in cash and promissory notes in the amount of $155,000. One of the promissory notes received was for $50,000 and R Tucker & Associates was the payee
              (see note K).

     Note H - 24,000 shares of common stock were issued for $120,000 in exchange for accrued consulting fees, which was expensed as operating expense (see note 9)

     Note I - 300,000 shares of common stock were issued for $1,500,000 to pay off the convertible note, which was issued in exchange for fixed assets of $173,948 and Research & Development expenses of $1,327,052 (see note 13)

     Note J - 4000 shares of common stock were issued for $20,000 in exchange for advertising in 1999.

     Note K - 137,000 shares of common stock were issued for $685,000 and 88,000 warrants exercised in exchange for a $765,200 promissory note, secured by 200,000 shares of common stock. The $765,200 note includes $50,000 resulting from the cancellation of a $50,000 note previously issued by R Tucker & Associates to an unrelated party in an unrelated transaction (see note G)

NOTE 6:  STOCK OPTION PLANS

     The Company has a stock option plan pursuant to Section 422A of the Internal Revenue Code. The plan has yet to be defined other than the reserving of 500,000 shares of common stock for such a plan.

     The Company has also adopted a non-incentive stock option plan. This plan grants options that can be exercised at a specified price. The Company has resolved that 800,000 shares of common stock be reserved for this plan. As of March 31, 1999, the options to purchase 200,000 shares at 50 cents per share (same as the then current market price) had been granted to the majority and controlling shareholders and an independent consultant.
These options expire December 1, 2002.

NOTE 7: WARRANTS

     As part of its funding activities, the Company has issued warrants for the purchase of common stock. Additional warrants may be issued in the future during additional offerings. As of June 30, 1998, the following warrants were outstanding:

     Class A - One Warrant can purchase one common share
        Ronald S. Tucker            - 200,000 warrants at 40 cents per share
        R Tucker & Associates, Inc. - 108,960 warrants at 40 cents per share R Tucker & Associates, Inc. - 500,000 warrants at 80 cents per share

        The warrants expiration dated has been extended from July 31, 1999, to March 31, 2000.

     Class B - one warrant can purchase one common share

        George N. Haddad            -  35,000 warrants at $4.50 per share
        R Tucker & Associates, Inc. - 465,000 warrants at $4.50 per share

        The warrants are to expire on May 31, 2002.

NOTE 8: RISKS AND UNCERTAINTIES

     As discussed in "Organization and Summary of Significant Accounting Policies", the Company has been in the development stage since its inception on October 23, 1997. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of capital funding and future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     The investments in the pooled equity account are held available-for-sale. As of March 26, 1999, the account consists of 1,000 shares of Torch Energy Royalty Trust, listed on the New York Exchange, symbol "TRU", with a value of $4 13/16 per share, bid price, 6500 shares Karzco Realty Trust, listed on the New York Exchange, symbol "KRT", with a value of $11 9/16 per share, 100 shares of Kla-Tencor Corp, listed on the NASDAQ national market, symbol "KLAC", with a value of $49 15/32 per share, 100 shares of Novellus Systems, Inc., listed on the NASDAQ national market, symbol "NVLS", with a value of $53 7/16 per share, short 100 shares ATMI, Inc. listed on the NASDAQ national market, symbol "AMTI", with a value of $18 9/16 per share, and short 500 Gasonics Intl Corp., listed on NASDAQ national market, with a value of $10 5/16 per share, and short Sabine Royalty Trust, listed on the New York Exchange, symbol "SBR", with a value of $13.00 per share. The aggregate value of the account is $77,748 as of March 26, 1999.

     The investment in the pooled equity account is subject to the hazards of trading equities on the open market. The account will experience growth and loss in varying amounts depending on the performance of the securities traded. All of the Company's $18,544 interest in the account is at risk and subject to loss. The sum of $18,544 will be paid to the Company as required to pay its costs and expenses as incurred until revenues are sufficient to pay such costs and expenses. Any unpaid balance, at the time revenues are sufficient to pay monthly costs and expenses, will be repaid pursuant to a plan to be made at that time.

     The Company has commenced a plan of strict limits on and control over costs, expenses, compensation and capital expenditures. The Company believes it will receive sufficient capital from the exercise of warrants and the repayment of Notes from related and unrelated parties and the sale of an affiliates common stock, held by the Company, through a private placement.

NOTE 9: RELATED PARTY TRANSACTIONS

     A director of the Company is also a director and major shareholder of R Tucker & Associates and Corporate Finance Company. Transactions between the Company and these entities above have been described in Notes 2, 3 and 4.

     In November 1997 the Company issued 4,500,000 shares of its common stock at a stated value of $.01 per share to a related party in exchange for an assignment of a right to $45,000 in a pooled investment account. (See Note 1, 3, 5, and 8)

     In November 1997 the Company issued 1,000,000 investment units to a related party in exchange for 80,000 shares of its common stock.
(See Note 2)

     In December 1997 the Company issued 500,000 shares of its common stock to an unrelated party, which later became a related party, in exchange for a license agreement valued at $250,000. (See Notes 3 and 5C)

     In December 1998 the Company issued 300,000 of its common stock to a related party in cancellation of an indebtedness incurred in the purchase of technology and other assets pursuant to a purchase agreement entered into by the Company in January 1998. (See Note 10)

     In June 1998 the Company issued 100,000 shares of its common stock to an unrelated party in exchange for technology and equipment/software valued at $100,000. (See Note 11)

     The accrued consulting fee is payable to Dennis Kaliher and Ronald S. Tucker, the president and vice president of the Company, respectively, for consulting services rendered. This liability was canceled December 15, 1998 in exchange for 24,000 shares of common stock (See note 15).

     In conjunction with the purchase of LS Squared, Inc. equipment by the Company, Ronald S. Tucker, a major shareholder of the Company, also purchased LS Squared, Inc. individually (See note 11).

NOTE 10: PURCHASE OF TECHNOLOGY

     On January 30, 1998 the Company acquired from the Licensor, pursuant to an agreement dated January 23, 1998, the following items valued as follows:

          Machines & Equipment                     $     40,577.00
          Software                                      132,371.00
          Technology
              A/dsc321 Digital Signal Controller
              A/dsc421 Dual Processor Controller
              A/dsc 521 Digital Signal Controller
              V.29/V.17 Fax Modem software
              V.32/V.32bis Data Modem software
              Z80-compatible 8-bit Microcontroller

          Products
              T2901 Fax Modem
              T1701 Fax Modem
              T3217 Data/Fax Modem
          Total Technology & Products                 1,200,000.00
          Goodwill and cancellation of Royalties        127,052.00
                                                      ------------
          Total                                    $  1,500,000.00

          The Licensor received a non-interest bearing note from the Company for specified items in the amount of $1,500,000.00. The amount representing Technology, Products, Goodwill and cancellation of Royalties was charged to research and development costs (See note 13) in the development stage period as required by generally accepted accounting principles. The convertible note payable was reported under current liabilities in the accompanying balance sheet since the Licensor has agreed to accept the Company's securities in cancellation of the indebtedness. The Licensor had agreed to accept 300,000 tradable Units at $5 per unit, if qualified by July 31, 1998 or 500,000 restricted shares of common stock if not qualified by July 31, 1998. The date for qualifying the tradable Units was extended until December 31, 1998. This note was canceled December 15, 1998 in exchange for 300,000 shares of common stock (See note 5).

NOTE 11: PURCHASE OF EQUIPMENT AND DESIGN SOFTWARE

      On June 19, 1998, the Company acquired testing equipment, design software, hardware, and intellectual property from LS Squared, Inc.,
(LS2) a California corporation, valued at $100,000 and appearing on LS2 books and records with a book value of an approximate amount. LS2 was an independent third party and a non-affiliate of the Company and none of its officers and directors were or are affiliated with the Company at the time of the equipment acquisition. The terms of the agreement provided that the Company receive the assets in exchange for 100,000 shares of the Company's common stock through the exercise of 100,000 Class A Warrants. In July 1998 Ronald S. Tucker, a major shareholder of the Company purchased LS2 as an individual. At the time of purchase, LS2 was a California Corporation with no assets or liabilities.

NOTE 12: LEASE INCOME

     The Company entered into an agreement to lease equipment to an unrelated third party, Silicon Resources, Inc., dated August 21, 1998 and received a partial payment in the amount of $5,350. The original agreement had the following terms:

           18 months
           $8500 per month if all the workstations are installed

     Silcon Resources, Inc. was to bill the Company for office space rental at $1.50 square foot per month and provide engineering services at a rate of $104.05 per hour or $18,000 per month as requested by the Company as a credit for the lease of the equipment.

     The above lease agreement was amended on October 22, 1998 to provide for the following terms:

     Silicon Resources, Inc., rented equipment from the Company for a rental rate of $9,650 per month for five work stations payable in the form of a credit. Silicon Resources would provide the Company with office space for $1,000 per month and the Company will credit Silicon Resources for $1,000 of the equipment the Company with office space for a $1,000 credit against the equipment rental payment. The remainder of the credit will be used to employ Silicon Resources, Inc. to provide engineering personnel on the Company's projects at a rate of $104 per hour. Any unused credit in a month would be accrued and could be used in subsequent months.

NOTE 13: RESEARCH AND DEVELOPMENT COSTS

     Research and Development costs are charged to operations when incurred. The components of research and development costs consist of the following:

     Technology license                                         $
250,000
     Purchase of technology, products,
       goodwill, and cancellation of royalties       1,327,052
                                                  ------------
                                                   $ 1,577,052
                                                  ============

NOTE 14: EARNINGS PER SHARE

     As of March 31, 1999 The Company had 6,691,016 common shares outstanding and no preferred shares outstanding. The earnings per share amount is based on the weighted average number of shares actually outstanding. The number of shares used in the computation for March 31, 1998 was 6,397,016 shares.